As filed with the Securities and Exchange Commission on March 15, 2016

Registration No. 333-209373

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Baxalta Incorporated

(Exact name of registrant as specified in its charter)

Delaware	2834	47-1869689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1200 Lakeside Drive

Bannockburn, Illinois 60015

224-940-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter G. Edwards

1200 Lakeside Drive

Bannockburn, Illinois 60015

224-940-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Schuette Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 312-701-7363	Pran Jha Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 312-853-7000	David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 212-735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $0.01 par value per share(3)	$2,410,000,000	$242,687

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Previously paid.
(3)	Includes the related preferred stock purchase rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED MARCH 15, 2016

PROSPECTUS

$2,340,071,679

Baxalta Incorporated

Common Stock

This is a public offering of shares of common stock of Baxalta Incorporated. Our common stock is listed on the New York Stock Exchange under the symbol “BXLT.” On March 14, 2016, the last reported sales price of our common stock was $39.40 per share.

In connection with this offering, Baxter International Inc., which currently holds 94,329,679 shares of our common stock, will exchange approximately 59,392,682 of those shares of common stock, based on an assumed public offering price of $39.40 per share, for certain indebtedness of Baxter that is owned by J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC, who are collectively the underwriters in this offering. We refer to the underwriters in such role as the “selling shareholders.” Following the exchange, the selling shareholders will sell those shares of common stock pursuant to this offering. The selling shareholders, and not Baxalta or Baxter, will receive the net proceeds from the sale of the shares in this offering. However, as a result of exchanging the shares of our common stock with the selling shareholders prior to this offering, Baxter may be deemed to be a selling shareholder in this offering solely for U.S. federal securities law purposes.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 15 of this prospectus.

	Price to Public	Underwriting Discount	Proceeds to Selling Shareholders
Per Share	$	$	$
Total	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2016 (“T+2”) through the book-entry facilities of The Depository Trust Company.

The date of this prospectus is                     , 2016.

J.P. Morgan	BofA Merrill Lynch	Credit Suisse	UBS Investment Bank

We, Baxter, the underwriters and the selling shareholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, Baxter, the underwriters and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock in this offering.

The selling shareholders are offering to sell shares of common stock, and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. None of Baxalta, Baxter, the underwriters or the selling shareholders has taken any action to permit a public offering of the common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

This prospectus is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the Prospectus Directive). This prospectus has been prepared on the basis that all offers of the shares of common stock offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such shares of common stock.

The communication of this prospectus and any other document or materials relating to the issue of the shares of common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the FSMA). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Financial Promotion Order)), or within Article 49(2)(a) to (d) of the Financial Promotion Order), or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as relevant persons). In the United Kingdom, the shares of common stock offered hereby are only available to, and any investment or investment activity to which this prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Presentation of Information

Unless the context otherwise requires, references in this prospectus to “Baxalta,” “the company,” “we,” “us” or “our” refer to Baxalta Incorporated, a Delaware corporation, and its consolidated subsidiaries. References to Baxalta’s historical business and operations refer to the business and operations of Baxter’s biopharmaceuticals business that were transferred to Baxalta in connection with the separation and distribution. References in this prospectus to “Baxter,” “Baxter International Inc.” and “Baxter International” refer to Baxter International Inc., a Delaware corporation, and its consolidated subsidiaries (after giving effect to the separation and distribution), unless the context otherwise requires.

“Combined company” or “combined company” refers collectively to Baxalta and Shire plc following the completion of our proposed merger with Shire plc.

“Distribution” or “distribution” refers to the distribution by Baxter on July 1, 2015 of approximately 80.5% of the shares of Baxalta common stock to shareholders of Baxter.

ii

“Separation” or “separation” refers to the separation of the biopharmaceuticals business from Baxter and the creation of an independent, publicly traded company holding the biopharmaceuticals business through a distribution of shares of Baxalta common stock to the Baxter shareholders.

“Spin-off” or “spin-off” refers to the contribution of property by Baxter in one or more transfers to Baxalta in exchange for shares of Baxalta common stock, cash, and the assumption of certain liabilities, together with the distribution.

See “Glossary of Scientific Terms” for definitions of certain scientific terms used in the prospectus.

Trademarks, Trade Names and Service Marks

Baxalta owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that Baxalta owns or has rights to use that appear in this prospectus include: ADVATE, ADYNOVATE, ARALAST, BUMINATE, CEPROTIN, FEIBA, FLEXBUMIN, GAMMAGARD, GAMMAGARD LIQUID, GLASSIA, HYQVIA, KIOVIG, OBIZUR, ONCASPAR, RECOMBINATE, RIXUBIS, SUBCUVIA and VONVENDI, which may be registered or trademarked in the United States and other jurisdictions. Baxalta’s rights to some of these trademarks may be limited to select markets. Each trademark, trade name or service mark of any other company appearing in this prospectus is, to Baxalta’s knowledge, owned by such other company.

iii

PROSPECTUS SUMMARY

The following is a summary of information included elsewhere in this prospectus or in documents incorporated by reference herein. This summary may not contain all the information that may be important to you. To better understand the offering and Baxalta’s business and financial position, you should carefully review this entire prospectus, including the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors,” and the documents incorporated by reference herein. See “Incorporation of Certain Documents by Reference.” Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus assumes the completion of all the transactions referred to in this prospectus in connection with the separation and distribution.

This prospectus and the documents incorporated by reference herein describe the businesses transferred to Baxalta by Baxter in the separation as if the transferred businesses were Baxalta’s businesses for all historical periods described. References in this prospectus or in documents incorporated by reference herein to Baxalta’s historical assets, liabilities, products, businesses or activities of Baxalta’s business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of Baxter and its subsidiaries prior to the separation.

BAXALTA INCORPORATED

Overview

Baxalta is a global, innovative biopharmaceutical leader with a sustainable portfolio of differentiated therapies that seek to address unmet medical needs across many disease areas, including hemophilia, immunology and oncology. More specifically, the company develops, manufactures and markets a diverse portfolio of treatments for hemophilia and other bleeding disorders, immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute medical conditions, as well as oncology treatments for acute lymphoblastic leukemia. Baxalta is also investing in emerging technology platforms, including gene therapy and biosimilars.

Baxalta’s business strategy is aimed at improving diagnosis, treatment and standards of care across a wide range of bleeding disorders and other rare chronic and acute medical conditions, capitalizing on the company’s differentiated portfolio, ensuring the sustainability of supply to meet growing demand for therapies across core disease areas, and accelerating innovation by developing and launching new treatments while leveraging its expertise into new emerging therapeutics through acquisitions of and collaborations with others. Baxalta’s core disease therapies include:

•	ADVATE [Antihemophilic Factor (Recombinant)], is the world’s leading recombinant factor VIII (rFVIII) therapy. ADVATE is a recombinant antihemophilic factor indicated for use in adults and children with hemophilia A (congenital factor VIII deficiency or classic hemophilia) for control and prevention of bleeding episodes, perioperative management and routine prophylaxis to prevent or reduce the frequency of bleeding episodes.

•	FEIBA [Anti-Inhibitor Coagulant Complex], is the company’s plasma-based inhibitor bypass therapy, and is a leading plasma-derived inhibitor management therapy. FEIBA is indicated for use in hemophilia A and hemophilia B patients with inhibitors for control of spontaneous bleeding episodes, to cover surgical interventions and routine prophylaxis to prevent or reduce the frequency of bleeding episodes.

•	GAMMAGARD LIQUID [Immune Globulin Intravenous (Human)], is the company’s liquid formulation of the antibody-replacement therapy immunoglobulin product. GAMMAGARD LIQUID is used to treat patients with primary immunodeficiency (PID). The most common types of PID result in an inability to make a very important type of protein called antibodies, which help the body fight off infections from bacteria or viruses. GAMMAGARD LIQUID is made from human plasma that is donated by healthy people and contains antibodies collected from these healthy people that replace the missing antibodies in PID patients. KIOVIG is the brand name used for GAMMAGARD LIQUID outside of the United States.

•	HYQVIA [Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase], is a product consisting of human normal immunoglobulin (IG) and recombinant human hyaluronidase (licensed from Halozyme). The IG provides the therapeutic effect and the recombinant human hyaluronidase facilitates the dispersion and absorption of the IG administered subcutaneously, increasing its bioavailability. The IG is a 10% solution that is prepared from human plasma consisting of at least 98% immunoglobulin G, which contains a broad spectrum of antibodies. HYQVIA is the only subcutaneous IG treatment for PID patients with a dosing regimen requiring only one infusion up to once per month and one injection site per infusion to deliver a full therapeutic dose of IG. HYQVIA is approved in Europe for use by adults with PID syndromes and myeloma or chronic lymphocytic leukemia (CLL) with severe secondary hypogammaglobulinemia and recurrent infections, and in the United States for adults with PID.

•	FLEXBUMIN [Albumin (Human)] products are indicated for hypovolemia, hypoalbuminemia due to general causes and burns, and for use during cardiopulmonary bypass surgery as a component of the pump prime, while FLEXBUMIN 25% is also indicated for hypoalbuminemia associated with adult respiratory distress syndrome (ARDS) and nephrosis, and hemolytic disease of the newborn (HDN). FLEXBUMIN is the first and only preparation of human albumin to be packaged in a flexible plastic container. The FLEXBUMIN flexible, shatterproof container offers important safety features for hospitals by eliminating risk of glass breakage and affords the ability to infuse without a vented administration set. The lighter weight and reduced space requirements for FLEXBUMIN compared to glass containers of equal volume make Baxalta’s FLEXBUMIN products more compatible with hospital inventory storage systems. FLEXBUMIN’s product portfolio includes multiple formulations with both 5% in a 250 mL solution and 25% in 50 and 100 mL solutions.

•	ONCASPAR is indicated as a component of a multi-agent chemotherapeutic regimen for the first-line treatment of patients with acute lymphoblastic leukemia (ALL) and for the treatment of patients with ALL and hypersensitivity to native forms of L-asparaginase. ONCASPAR is currently approved in the United States as a first line treatment and was recently approved more broadly in the EU for use as a combination therapy for the treatment of ALL in pediatric patients from birth to 18 years as well as adult patients.

Enhancements and Increased Access to Approved Products

Baxalta also works to expand treatment options for patients by seeking additional indications for and developing innovative enhancements to its existing product portfolio. Further, Baxalta often seeks to expand access to its products for patients geographically by seeking regulatory approvals for its products throughout the globe and developing innovative partnerships with foreign governments.

Building a Diversified Biopharmaceutical Pipeline

Baxalta is committed to developing a robust new product pipeline focused on new and innovative biopharmaceuticals that address unmet medical needs. This includes exploring new indications and emerging uses based on Baxalta’s current portfolio, as well as executing product enhancements designed to meet patient and provider needs. Baxalta’s internal development programs are augmented with a number of collaborations that leverage Baxalta’s proven expertise and extend the pipeline into new therapeutic areas.

Among the promising products, therapies and acquisitions in Baxalta’s pipeline are the following:

Hematology

VONVENDI. VONVENDI is a recombinant therapy providing a pure von Willebrand disease (VWD) factor with customized dosing. VWD is a genetic disorder that results in impaired clotting with limited other treatment options. The company received U.S. regulatory approval in December 2015 and anticipates the product will be broadly available in the United States in late 2016.

BAX 826. BAX 826 is an investigational, extended half-life rFVIII treatment targeting weekly dosing for hemophilia A patients. In November 2015, the company announced the submission of a clinical trial application to the UK Medicines and Healthcare Products Regulatory Agency to initiate a first-in-human clinical trial to evaluate the safety and efficacy of BAX 826, and in March 2016, the company announced that it commenced its Phase I clinical trial of BAX 826.

BAX 335 (Gene Therapy). BAX 335 is an investigational factor IX gene therapy treatment for hemophilia B. The AAV8 vector-based technology has the potential to re-define the concept of longer-acting therapy. A Phase I/II open-label clinical trial to assess the safety and optimal dosing schedule of BAX 335 is ongoing.

BAX 817. BAX 817 is a recombinant factor VIIa (rFVIIa) for the treatment of acute bleeding episodes in hemophilia A or B patients with inhibitors. In March 2015, the company announced positive results from its Phase III clinical trial evaluating the safety and efficacy of BAX 817.

Immunology

20% GAMMAGARD LIQUID SubQ. 20% GAMMAGARD LIQUID SubQ is a higher-potency immunoglobulin therapy offering patients faster infusions with less volume. Baxalta filed for approval in Europe in May 2015 and in the United States in September 2015.

HYQVIA. Baxalta is undertaking efforts to expand indications for HYQVIA, including for the treatment of chronic inflammatory demyelinating polyradiculoneuropathy (CIDP), a neurological disorder characterized by progressive weakness and impaired sensory function in the legs and arms. A Phase III clinical trial is underway.

SM101. In March 2015, Baxalta acquired SuppreMol GmbH (SuppreMol), a biopharmaceutical company based in Germany with an early-stage development portfolio of novel treatment options for autoimmune and allergic diseases, focusing on the modulation of Fc receptor signaling pathways, an immune target that could have broad applications in autoimmune disorders. SuppreMol’s pipeline includes lead candidate SM101, an investigational immunoregulatory treatment that has completed Phase IIa studies for systemic lupus erythematosus (SLE), a disorder in which the immune system attacks healthy tissue.

Oncology

ONCASPAR. In July 2015, Baxalta acquired the ONCASPAR (pegaspargase) product portfolio from Sigma-Tau Finanziaria S.p.A. Through the acquisition, Baxalta gained the investigational biologic calaspargase pegol that is in development for the treatment of ALL with an increased shelf life that is expected to reduce dosing frequency.

nal-IRI (MM-398). Baxalta has entered into an exclusive license and collaboration agreement with Merrimack Pharmaceuticals, Inc. (Merrimack) for the development and commercialization of nanoliposomal irinotecan injection, or nal-IRI (MM-398), an investigational drug candidate for the treatment of patients with metastatic pancreatic cancer previously treated with a gemcitabine-based therapy. For more information on this collaboration, refer to the discussion below under the caption entitled “Collaborations.”

BAX 069. BAX 069 is a monoclonal antibody with a novel mode of action for the treatment of solid tumors, targeting the oxidized form of cytokine macrophage migration inhibitor factor (oxMIF). BAX 069 is currently in Phase II clinical trials (colorectal cancer and malignant ascites).

Symphogen Collaboration. In late December 2015, Baxalta entered into a strategic immuno-oncology collaboration with Symphogen. Together, Baxalta and Symphogen expect to advance novel therapeutics against six checkpoint targets, with the first program expected to enter clinical studies in 2017. For more information on this collaboration, refer to the discussion below under the caption entitled “Collaborations.”

Biosimilars

With more than $70 billion in branded biologics going off patent between 2014 and 2021, biosimilars present an attractive growth opportunity for Baxalta. Baxalta’s biosimilar collaborations include the following:

BAX 2200. Baxalta has established a collaboration with Coherus Biosciences, Inc. (Coherus) to develop and commercialize BAX 2200, a biosimilar product candidate for ENBREL® (etanercept), indicated for the treatment of autoimmune deficiencies, in Europe, Canada, Brazil and other markets. This is Baxalta’s most advanced biosimilar, and, in January 2016, Baxalta announced that it had met its primary end point in its Phase III clinical trials for rheumatoid arthritis. There is also a Phase III clinical trial ongoing for psoriasis and, in early stage clinical trials, Coherus has demonstrated pharmacokinetic (PK) equivalence versus the innovator molecule.

BAX 923. Baxalta is collaborating with Momenta Pharmaceuticals, Inc. (Momenta) on the development and commercialization of BAX 923, a biosimilar product candidate for HUMIRA® (adalimumab). In December 2015, Baxalta announced that BAX923 met the primary endpoint in a study evaluating the pharmacokinetics of BAX923 compared to both U.S. and EU sourced HUMIRA® reference products in healthy volunteers. Separately, in October 2015 the company initiated a pivotal clinical trial for BAX923 in patients with chronic plaque psoriasis.

Research and Development Activities

Baxalta’s investment in R&D is essential to its future growth and its ability to remain competitive in the markets in which it participates. Accordingly, Baxalta continues to focus its investment in R&D programs to enhance future growth through clinical differentiation. Expenditures for Baxalta’s R&D activities were $1.2 billion in 2015, $820 million in 2014 and $595 million in 2013. These expenditures include costs associated with R&D activities performed at Baxter’s R&D centers as well as in-licensing, milestone and reimbursement payments made to partners for R&D work performed at non-Baxalta locations. Included in Baxalta’s R&D activities in 2015 were upfront and milestone payments to collaboration partners of $390 million.

Baxalta intends to develop and grow its product portfolio primarily through external innovation, including through acquisitions, asset purchases, in-licensing transactions, development, supply and distribution agreements and other strategic partnerships, which will be complemented by ongoing internal R&D efforts. Such arrangements with third parties often result in Baxalta making an upfront payment to its partners upon the initial execution of a collaboration or similar agreement and future contingent payments to Baxalta’s partners upon the achievement of development, regulatory, commercial or other milestones. These upfront payments and pre-regulatory approval milestone payments are expensed to R&D and may result in significant R&D charges in one period with no comparable charge or charges in another period. The timing and impact of these payments on the company’s results of operations and financial condition may be difficult to predict.

In 2014, Baxalta announced that the company entered into a long-term lease in Cambridge, Massachusetts, for a facility that now serves as the company’s global innovation center, and as the headquarters for Research & Development, Oncology, Biosimilars and Business Development. Also in 2014, Baxalta entered into a strategic partnership with Quintiles, a leading global provider of biopharmaceutical development and commercial outsourcing services, pursuant to which Quintiles assumed responsibility for certain routine clinical development activities for Baxalta and provides strategic input to certain R&D programs. Baxalta will maintain the leadership, management and accountability roles for its R&D programs, as well as operational responsibility for its early stage and non-clinical research.

Collaborations

Baxalta has entered into several significant collaborations, alliances and other business development transactions to support its growth, including:

•	Merrimack Collaboration. In September 2014, Baxalta entered into an exclusive license and collaboration agreement with Merrimack for the development and commercialization of nal-IRI (MM-398), an investigational drug candidate for the treatment of patients with metastatic pancreatic cancer previously treated with a gemcitabine-based therapy, for all potential indications outside the United States and Taiwan. A Phase III trial has been completed, and Baxalta filed for approval for second-line pancreatic cancer in the EU in May 2015. In October 2015, Merrimack received regulatory approval for nal-IRI in the United States and Taiwan.

•	Coherus Collaboration. Baxalta has established a collaboration with Coherus to develop and commercialize BAX 2200, a biosimilar product candidate for ENBREL® (etanercept), indicated for the treatment of autoimmune deficiencies, in Europe, Canada, Brazil and other markets.

•	Momenta Collaboration. Baxalta is collaborating with Momenta on the development and commercialization of adalimumab (BAX 923), a biosimilar product candidate for HUMIRA®, which is currently in early-stage development.

•	Symphogen Collaboration. In late December 2015, Baxalta entered into a strategic immuno-oncology collaboration with Symphogen, a private biopharmaceutical company developing recombinant antibodies and antibody mixtures. Together, Baxalta and Symphogen expect to advance novel therapeutics against six checkpoint targets, with the first program expected to enter clinical studies in 2017. On a product-by-product basis, following successful completion of Phase I clinical trials, Baxalta will have exclusive option rights to complete late-stage development and worldwide commercialization.

Recent Developments: Proposed Merger with Shire

On January 11, 2016, Shire plc (Shire), BearTracks, Inc. (Merger Sub), a wholly owned subsidiary of Shire, and Baxalta entered into an Agreement and Plan of Merger (the merger agreement), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Baxalta, with Baxalta being the surviving corporation, and Baxalta will become a wholly owned subsidiary of Shire (the merger).

On the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (the Effective Time), each share of Baxalta common stock issued and outstanding immediately prior to the Effective Time (other than treasury shares of Baxalta and any shares of Baxalta common stock owned by Shire or any subsidiary of Shire (including Merger Sub) or Baxalta, and other than shares of Baxalta common stock as to which dissenters’ rights have been properly exercised) will be canceled and converted into the right to receive both (i) $18.00 in cash, without interest and (ii) 0.1482 of an American Depositary Share of Shire (Shire ADS) duly and validly issued against Shire’s ordinary shares (the Shire Ordinary Shares), par value £0.05 per share (the Per Share Stock Consideration), except that cash will be paid in lieu of fractional Shire ADSs. Based on the number of shares of outstanding capital stock and equity awards of Baxalta and Shire as of December 31, 2015, upon closing of the merger, Baxalta shareholders are expected to own approximately 34% of the combined company. Shire may, at its sole discretion, permit holders of Baxalta common stock to elect to receive 0.4446 of a Shire Ordinary Share for each outstanding share of Baxalta common stock in lieu of the Per Share Stock Consideration. See “The Proposed Merger” for additional information regarding the merger agreement and other agreements relating to the merger.

We expect the merger to close in mid-2016, subject to the satisfaction or waiver of certain conditions described in this prospectus under the heading “The Proposed Merger.” However, we cannot provide any assurance as to the actual timing of completion of the merger, or whether the merger will be completed at all.

Risks Related to Baxalta’s Business, the Separation and Distribution and the Proposed Merger with Shire

An investment in Baxalta common stock is subject to a number of risks, including risks related to Baxalta’s business, the separation and distribution and the proposed merger with Shire. The following list of risk factors is not exhaustive. See “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Baxalta’s Business

•	Baxalta is currently dependent upon the revenues generated by its three principal products: ADVATE, FEIBA and GAMMAGARD LIQUID. If Baxalta is unable to successfully introduce new products, encounters negative developments with respect to its existing products or fails to keep pace with advances in technology, Baxalta’s business, financial condition and results of operations could be adversely affected.

•	Issues with product quality could have a material adverse effect upon Baxalta’s business, subject Baxalta to regulatory actions and cause a loss of customer confidence in Baxalta or its products.

•	Baxalta is subject to a number of existing laws and regulations in a changing regulatory environment, non-compliance with which could adversely affect Baxalta’s business, financial condition and results of operations.

•	ADVATE and Baxalta’s other products face substantial competition in the product markets in which Baxalta operates.

•	If Baxalta is unable to successfully implement its business development strategy or expand its product portfolio through external collaborations, Baxalta’s business could suffer and Baxalta’s business, financial condition and results of operations could suffer.

•	If reimbursement for Baxalta’s current or future products is reduced or modified in the United States or abroad, its business could suffer.

Risks Related to the Separation and Distribution

•	Baxalta has only operated as an independent company since July 1, 2015, and Baxalta’s historical and pro forma financial information prior to that date is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•	Baxalta may not achieve some or all of the expected benefits of the separation and distribution, and the separation and distribution may adversely affect Baxalta’s business.

Risks Related to the Proposed Merger with Shire

•	The merger is subject to the satisfaction of various conditions and, as a result, if any conditions to the merger are not satisfied or, where waiver is permitted by applicable law, not waived, the merger will not be consummated or may be delayed. Failure to consummate the merger or a delay in consummating the merger could negatively impact the price of Baxalta common stock and our future business and financial results.

•	If the merger is consummated, the combined company may be unable to realize the full extent of the anticipated benefits of the proposed merger, including estimated cost synergies.

The Separation and Distribution

On July 1, 2015, Baxter completed the distribution of approximately 80.5% of Baxalta’s issued and outstanding shares of common stock on the basis of one share of Baxalta common stock for each share of Baxter common stock held as of the close of business on June 17, 2015, the record date.

Baxter’s transfer of less than all of the Baxalta common stock to its shareholders in the distribution was motivated by its desire to establish, in an efficient and nontaxable, cost effective manner, an appropriate capital structure for each of Baxter and Baxalta, including by reducing, directly or indirectly, Baxter indebtedness during the 18-month period following the distribution. The debt-for-equity exchanges discussed below form part of Baxter’s liquidity management plans.

Initial Debt-for-Equity Exchange

In January 2016, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter owned by an affiliate of J.P. Morgan Securities LLC, one of the selling shareholders in this offering. The shares of Baxalta common stock exchanged were then sold by such affiliate in a secondary public offering pursuant to a registration statement filed by Baxalta under the Securities Act of 1933, as amended. Immediately following the exchange, Baxter held approximately 13.9% of Baxalta’s total shares outstanding.

The Underwriting and Debt-for-Equity Exchange and Third Party Tender Offer

On February 16, 2016, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and UBS Securities LLC, the selling shareholders in the debt-for-equity exchange described below, commenced an offer to purchase (the tender offers) as principal for their own account for cash, upon the terms and subject to the conditions set forth in the offer to purchase, dated February 16, 2016 and the related letter of transmittal, as amended by means of a press release dated March 1, 2016, up to $2.2 billion of aggregate principal amount of certain indebtedness issued by Baxter. The early tender date for the tender offers was February 29, 2016. The tender offers expired on March 14, 2016 at 11:59 P.M. (New York City time).

In connection with this offering, pursuant to a debt-for-equity exchange agreement to be dated the date of this prospectus, Baxter will exchange shares of Baxalta common stock for $2.2 billion in aggregate principal amount of indebtedness of Baxter that is owned by the selling shareholders. The selling shareholders are J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC, who are also the underwriters in this offering. The selling shareholders will then sell those shares of common stock pursuant to this offering for cash. The debt-for-equity exchange between Baxter and the selling shareholders will occur on the date of this prospectus. We refer to this exchange between Baxter and the selling shareholders as the “debt-for-equity exchange.” As a result of the debt-for-equity exchange, Baxter may be deemed to be a selling shareholder in this offering solely for U.S. federal securities law purposes.

The indebtedness of Baxter that is owned by the selling shareholders and available for the debt-for-equity exchange has an aggregate principal amount of $2.2 billion. The amount of such indebtedness of Baxter owned by the selling shareholders is sufficient to acquire from Baxter pursuant to the debt-for-equity exchange all of the shares of common stock to be sold in this offering. Subsequent to the completion of the debt-for-equity exchange, the Baxter indebtedness exchanged in such debt-for-equity exchange will be canceled. We do not guarantee, or have any other obligations in respect of, the Baxter indebtedness. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.”

Baxter has advised us that, following the completion of the debt-for-equity exchange, it intends to dispose of its remaining ownership interest in us (i) to Baxter’s creditors in satisfaction of outstanding obligations of Baxter (including by way of one or more contributions to the Baxter U.S. pension plan), (ii) in exchange for Baxter stock and (iii) possibly to Baxter’s shareholders as a special dividend, on a pro rata basis, in each case, prior to any Shire or Baxalta shareholder vote with respect to the merger, and, in any event, during the 18-month period following the distribution. To the extent Baxter holds any Baxalta common stock or Shire Securities (as defined herein) received in exchange for such common stock pursuant to the merger either after the merger or at the end of the 18-month period, as the case may be, Baxter has advised us that it intends to dispose of such stock in one or more transactions (including potentially through underwritten equity offerings) as soon as practicable thereafter, taking into account market conditions and its business judgment, but in no event later than five years after the distribution.

Upon completion of the debt-for-equity exchange, Baxter will own approximately 34,936,997 shares of our common stock, based on an assumed public offering price of $39.40 per share, the last reported sale price of our common stock on the New York Stock Exchange on March 14, 2016, representing approximately 5.1% of our outstanding common stock.

Baxalta’s Post-Distribution Relationship with Baxter

Baxalta entered into a separation and distribution agreement with Baxter, which is referred to in this prospectus as the “separation and distribution agreement.” In connection with the separation, Baxalta entered into various other agreements to effect the separation and provide a framework for its relationship with Baxter after the distribution, including a transition services agreement, a long term services agreement, a tax matters agreement, a manufacturing and supply agreement, an employee matters agreement, a trademark license agreement, a Galaxy license agreement, an international commercial operations agreement, a shareholder’s and registration rights agreement with respect to Baxter’s continuing ownership of Baxalta common stock and certain other commercial agreements. These agreements provide for the allocation between Baxter and Baxalta of Baxter’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Baxalta’s separation from Baxter. These agreements also govern certain relationships between Baxter and Baxalta after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see “Risk Factors—Risks Related to the Separation and Distribution” and Item 13 of our Annual Report on Form 10-K, incorporated by reference herein. In connection with the execution of the merger agreement, Baxalta also entered into a letter agreement with Baxter and Shire, which addresses certain aspects of the tax matters agreement and modifies certain aspects of the shareholder’s and registration rights agreement. See “The Proposed Merger—Letter Agreement.”

Conflicts of Interest

This offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA) Conduct Rules. The underwriters will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii) by virtue of their role as selling shareholders because all of the net proceeds of this offering will be received by the selling shareholders. As such, the underwriters will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists.

Corporate Information

Baxalta Incorporated was incorporated in Delaware on September 8, 2014 for the purpose of holding Baxter’s biopharmaceuticals business in connection with the separation and distribution described herein. The company’s corporate offices are located at 1200 Lakeside Drive, Bannockburn, Illinois 60015. Baxalta’s telephone number is 224-940-2000.

Baxalta also maintains a website at www.baxalta.com. Baxalta’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA

CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

The following table sets forth summary historical financial information for the periods indicated below. The summary consolidated and combined balance sheet data as of December 31, 2015 and 2014 and the summary consolidated and combined statement of income data for the years ended December 31, 2015, 2014 and 2013 have been derived from Baxalta’s audited consolidated and combined financial statements filed as part of Baxalta’s Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

The consolidated and combined financial statements prior to the separation were prepared on a “carve-out” basis for purposes of presenting Baxalta’s financial position, results of operations and cash flows. Baxalta did not operate as a standalone entity prior to the spin-off, and accordingly the summary financial data presented herein is not necessarily indicative of Baxalta’s future performance and does not reflect what Baxalta’s financial performance would have been had the company operated as an independent publicly traded company during the periods presented.

The Baxalta consolidated and combined statement of income data disclosed below has been updated to retrospectively present earnings per share (EPS) for periods prior to the completion of the separation and related transactions. The computation of basic EPS for all periods prior to the separation disclosed herein was calculated using the shares distributed and retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for the periods prior to separation also include 5 million of diluted common share equivalents for stock options, restricted stock units (RSUs), and performance share units (PSUs) as these share-based awards were previously issued by Baxter and outstanding at the time of separation and were assumed by Baxalta following the separation.

The unaudited pro forma consolidated and combined statement of income data for the year ended December 31, 2015 assumes that the separation occurred as of January 1, 2015. The pro forma adjustments are based upon available information and assumptions that Baxalta believes are reasonable. The summary unaudited pro forma condensed financial information is for illustrative and informational purposes only and does not purport to represent what the financial position or results of operations would have been if Baxalta had operated as an independent company during the periods presented or if the transactions described therein had actually occurred as of the date indicated, nor does it project the financial position at any future date or the results of operations for any future period. Please see the notes to the unaudited pro forma consolidated and combined financial statements included elsewhere in this prospectus for a discussion of adjustments reflected in the unaudited pro forma consolidated and combined financial statements. See “Unaudited Pro Forma Consolidated and Combined Financial Statements” elsewhere in this prospectus.

More comprehensive financial information, including management’s discussion and analysis of Baxalta’s financial condition and results of operations, is contained in Baxalta’s Annual Report on Form 10-K and other reports filed by Baxalta with the SEC. The following summary historical consolidated and combined financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes thereto contained in those documents. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for instructions on how to obtain these other documents and more complete financial information relating to Baxalta.

	For the years ended December 31,
(in millions)	Pro Forma 2015	2015	2014	2013

Consolidated and Combined Statement of Income Data:
Net sales	$6,230	$6,148	$5,952	$5,555
Cost of sales	2,462	2,386	2,443	2,329

Gross margin	3,768	3,762	3,509	3,226

Selling, general and administrative expenses	1,422	1,442	1,053	1,017
Research and development expenses	1,174	1,176	820	595
Net interest expense	139	48	—	—
Other (income) expense, net	(102)	(102)	104	1

Income from continuing operations before income taxes	1,135	1,198	1,532	1,613
Income tax expense	246	270	346	325

Net income from continuing operations	$889	$928	$1,186	$1,288

Net income from continuing operations per common share
Basic	$1.31	$1.37	$1.75	$1.90

Diluted	$1.30	$1.36	$1.74	$1.89

	As of December 31,
(in millions)	2015	2014

Consolidated and Combined Balance Sheet Data:
Total assets	$12,329	$8,583
Long-term debt and capital lease obligations	$5,265	$275

	For the years ended December 31,
(in millions)	2015	2014	2013

Other Financial Data:
Adjusted net income from continuing operations[1]	$1,460	$1,585	$1,432

[1]

Adjusted net income from continuing operations is calculated as net income from continuing operations excluding special items and is not calculated in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the impact of certain special items, which are excluded because they are highly variable, difficult to predict, and of a size that may substantially impact the company’s operations and can facilitate an additional analysis of the company’s results of operations, particularly in evaluating performance from one period to another. Upfront and milestone payments related to collaborative arrangements that have been expensed as research and development (R&D) are uncertain and often result in a different payment and expense recognition pattern than internal R&D activities and therefore are typically excluded as special items. Intangible asset amortization is excluded to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance. The company’s management uses non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as management believes this information provides additional insight into the company’s operating performance. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. In addition, these non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

	For the years ended December 31,
(in millions)	2015	2014	2013

Net income from continuing operations	$928	$1,186	$1,288
Adjustments for special items:
Upfront and milestone payments to collaboration partners	390	217	78
Business optimization items	(8)	22	45
Change in fair value of contingent payment liabilities	(97)	124	18
Other-than-temporary impairment charge	—	45	—
Branded Prescription Drug Fee	—	26	—
Separation costs	221	56	—
Intangible asset amortization expense	64	16	16
Plasma-related litigation	—	(10)	84
Turkey VAT charge	—	—	8
Business development items	12	—	—
In-process R&D and other impairment charges	81	—	—
Currency-related items	25	—	—
Impact of special items on income taxes	(156)	(97)	(105)

Total special items, net of tax	$532	$399	$144

Adjusted net income from continuing operations	$1,460	$1,585	$1,432

THE OFFERING

Common stock offered by the selling shareholders(1)	59,392,682 shares

Common stock to be outstanding immediately before and after this offering	681,241,198 shares

Common stock to be held by Baxter immediately after the debt-for-equity exchange(1)	34,936,997 shares

Preferred stock purchase rights	Each share of common stock offered hereby will have associated with it one preferred stock purchase right, which is presently attached to and trades with our common stock, issuable under our rights agreement. See “Description of Baxalta’s Capital Stock—Rights Agreement.”

Use of proceeds	We will not issue any new shares of our common stock and will not receive any proceeds from the sale of the common stock in this offering. All of the net proceeds from this offering will be received by the selling shareholders. On the date of this prospectus, the selling shareholders will acquire the common stock being sold in this offering from Baxter in exchange for certain outstanding indebtedness of Baxter. Subsequent to the completion of the debt-for-equity exchange, the Baxter indebtedness exchanged in such debt-for-equity exchange will be canceled. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange” and “Use of Proceeds.”

Underwriters	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC

Selling shareholders	On the date of this prospectus, pursuant to a debt-for-equity exchange agreement to be dated the date of this prospectus, Baxter will exchange all of the shares of our common stock being sold in this offering for certain indebtedness of Baxter. The selling shareholders will then sell these shares pursuant to this offering for cash. No new shares of our common stock will be issued in this offering. As a result of this debt-for-equity exchange, Baxter may be deemed to be a selling shareholder in this offering solely for U.S. federal securities law purposes.

Conflicts of interest	The underwriters will have a “conflict of interest” under Rule 5121(f)(5)(C)(ii) of the FINRA Conduct Rules. See “Underwriting (Conflicts of Interest)—Conflicts of Interest and Relationships.”

(1)	Based on an assumed public offering price of $39.40 per share, the last reported sale price of our common stock on the New York Stock Exchange on March 14, 2016.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	“BXLT”

Unless indicated otherwise, references to the number and percentage of shares of common stock to be outstanding immediately after this offering are based on 681,241,198 shares of common stock outstanding as of February 29, 2016 and exclude:

•	3,738,578 shares of common stock issuable upon settlement of restricted stock units and performance share units (assuming performance at target performance levels) outstanding as of February 29, 2016;

•	35,891,241 shares of common stock issuable upon the exercise of stock options outstanding as of February 29, 2016, with a weighted average exercise price of approximately $29.87 per share; and

•	39,350,172 shares of common stock reserved for future awards under our 2015 Incentive Plan as of February 29, 2016.

RISK FACTORS

You should carefully consider the following risks and other information in this prospectus in evaluating Baxalta and Baxalta’s common stock. Any of the following risks could materially and adversely affect Baxalta’s results of operations or financial condition. The risk factors generally have been separated into four groups: risks related to Baxalta’s business, risks related to the separation and distribution, risks related to Baxalta’s common stock and this offering, and risks related to the proposed merger with Shire. The risks discussed below are not the only risks Baxalta faces. Baxalta may experience additional risks and uncertainties not currently known to it, or, as a result of developments occurring in the future, conditions that Baxalta currently deems to be immaterial, that may also materially and adversely affect its business, results of operations or financial condition. In any such case, you may lose all or a part of your original investment and not realize any return you may have expected thereon.

Risks Related to Baxalta’s Business

If Baxalta is unable to successfully introduce new products, encounters negative developments with respect to its existing products or fails to keep pace with advances in technology, Baxalta’s business, financial condition and results of operations could be adversely affected.

Baxalta currently relies on the revenues generated from its principal products, including ADVATE, FEIBA and GAMMAGARD LIQUID. Although Baxalta has developed and continues to develop additional products for commercial introduction, the company may be substantially dependent on sales from these products for many years. Any negative developments relating to any of these products, such as safety or efficacy issues, the introduction or greater acceptance of competing products, constraints on product pricing or price increases, changes in reimbursement policies of third parties or adverse regulatory or legislative developments, may reduce Baxalta’s revenues and adversely affect the company’s results of operations.

Baxalta needs to successfully introduce new products to achieve its strategic business objectives. Product development requires substantial investment, and there is inherent risk in the research and development process. A successful product development process depends on many factors, including Baxalta’s ability to properly anticipate and satisfy customer needs, adapt to new technologies, obtain regulatory approvals on a timely basis, demonstrate satisfactory clinical results, manufacture products in an economical and timely manner and differentiate Baxalta’s products from those of its competitors. If Baxalta cannot successfully introduce new products or adapt to changing technologies, the company’s products may become obsolete and its revenue and profitability could suffer.

In November 2015, Baxalta received regulatory approval for ADYNOVATE in the United States. ADYNOVATE is an extended half-life recombinant factor VIII (rFVIII) treatment for hemophilia A based on ADVATE. While ADVATE is expected to continue to be an important revenue-driver for the company, ADYNOVATE is an alternative for patients preferring an extended half-life treatment, which allows for fewer doses and may be preferable in terms of convenience to some patients. If the company does not receive regulatory approvals for the commercialization of ADYNOVATE outside of the United States, or if the company is unable to successfully execute on its plans to commercialize ADYNOVATE, Baxalta’s future revenue growth and results of operations may be adversely affected to the extent that extended half-life and similar products otherwise adversely affect ADVATE results. Along with the risk that additional regulatory approvals may not be received, factors that may prevent the company from successfully meeting its plans for the launch and commercialization of ADYNOVATE include the availability of competitive products; any reputational damage that may result from adverse experiences or events that may occur with patients treated with ADYNOVATE; any successful challenge with respect to rights in the company’s exclusive ownership of the PEGylation technology utilized in ADYNOVATE; and other risks described in these “Risk Factors” related to the operation of the company’s business and the sales of products of the business.

Baxalta’s pipeline also includes additional extended half-life therapies for hemophilia A and other potential new treatments for hemophilia A and B (including gene therapy) and a recombinant treatment for patients with inhibitors, as well as treatments in other areas of unmet medical need (including oncology), each of which remains subject to additional clinical development risks in addition to the factors listed above. See our Annual Report on Form 10-K, incorporated by reference herein, in Items 7 and 1 under the sections entitled “Executive Summary—Research and Development and External Innovation” and “Building a Diversified Biopharmaceutical Pipeline,” respectively.

Issues with product quality could have a material adverse effect upon Baxalta’s business, subject Baxalta to regulatory actions and cause a loss of customer confidence in Baxalta or its products.

Baxalta’s success depends upon the quality of its products. Quality management plays an essential role in meeting customer requirements, preventing defects, improving the company’s products and services and assuring the safety and efficacy of Baxalta’s products. Baxalta’s future success depends on its ability to maintain and continuously improve its quality management program. While Baxalta has one quality system deployed globally that covers the lifecycle of its products, quality and safety issues may occur with respect to any of these products at any stage. A quality or safety issue may result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, costly litigation, refusal of a government to grant approvals and licenses, restrictions on operations or withdrawal of existing approvals and licenses. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in Baxalta or its current or future products, which may result in the loss of sales and difficulty in successfully launching new products. Additionally, Baxalta has made and continues to make significant investments in assets, including inventory and property, plant and equipment, which relate to potential new products or modifications to existing products. Product quality or safety issues may restrict the company from being able to realize the expected returns from these investments, potentially resulting in asset impairments in the future.

Unaffiliated third party suppliers provide a number of goods and services to Baxalta’s R&D, clinical and manufacturing organizations. Third party suppliers are required to comply with Baxalta’s quality standards. Failure of a third party supplier to provide compliant raw materials or supplies could result in delays, service interruptions or other quality related issues that may negatively impact Baxalta’s business results. In addition, some of the raw materials employed in Baxalta’s production processes are derived from human and animal origins, requiring robust controls to eliminate the potential for introduction of pathogenic agents or other contaminants.

Baxalta is subject to a number of existing laws and regulations, non-compliance with which could adversely affect Baxalta’s business, financial condition and results of operations, and Baxalta is susceptible to a changing regulatory environment.

As a biopharmaceutical company, Baxalta’s operations and products, and those of its customers, are regulated by numerous government agencies, both inside and outside the United States. The impact of this on Baxalta is direct to the extent the company is subject to these laws and regulations, and indirect in that in a number of situations, even though the company may not be directly regulated by specific biopharmaceutical laws and regulations, Baxalta’s products must be capable of being used by its customers in a manner that complies with those laws and regulations.

The manufacture, distribution, marketing and use of Baxalta’s products are subject to extensive regulation and scrutiny by the U.S. Food and Drug Administration (FDA) and other regulatory authorities globally. In particular, regulation of the development, manufacture, and sale of biologics (including biosimilars) may be more complex and require greater expenditures than the regulations applicable to other pharmaceutical products. Any new product must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by FDA and foreign regulatory authorities. Changes to current products may be subject to vigorous review, including multiple regulatory submissions, and approvals are not certain. Baxalta’s facilities must be licensed prior to production and remain subject to inspection from time to time thereafter. Failure to comply with the requirements of FDA or other regulatory authorities, including a failed inspection or a failure in Baxalta’s adverse event reporting system, could result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in Baxalta and its products, which could adversely affect the company’s sales. The requirements of regulatory authorities, including interpretative guidance, are subject to change and compliance with additional or changing requirements or interpretative guidance may subject the company to further review, result in product launch delays or otherwise increase Baxalta’s costs. For information on current regulatory issues affecting Baxalta, refer to Item 1 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Regulation.” In connection with these issues, there can be no assurance that additional costs or civil and criminal penalties will not be incurred, that additional regulatory actions with respect to the company will not occur, that the company will not face civil claims for damages from purchasers or users, that substantial additional charges or significant asset impairments may not be required, that sales of other products may not be adversely affected, or that additional regulation will not be introduced that may adversely affect the company’s operations and consolidated and combined financial statements.

The sales, marketing and pricing of products and relationships that biopharmaceutical companies have with healthcare providers are under increased scrutiny by federal, state and foreign government agencies. Compliance with the Anti-Kickback Statute, False Claims Act, Federal Food, Drug and Cosmetic Act (including the parts that relate to off-label promotion of products) and other healthcare related laws, as well as competition, data and patient privacy and export and import laws, is under increased focus by the agencies charged with overseeing such activities, including FDA, the Office of the Inspector General within the Department of Health and Human Services (OIG), the Department of Justice (DOJ) and the Federal Trade Commission. The DOJ and the U.S. Securities and Exchange Commission (SEC) have also increased their focus on the enforcement of the U.S. Foreign Corrupt Practices Act (FCPA), particularly as it relates to the conduct of biopharmaceutical companies. The FCPA and similar anti-bribery laws generally prohibit companies and their employees, contractors or agents from making improper payments to government officials for the purpose of obtaining or retaining business. Healthcare professionals in many countries are employed by the government and consequently may be considered government officials. Foreign governments have also increased their scrutiny of biopharmaceutical companies’ sales and marketing activities and relationships with healthcare providers and competitive practices generally. The laws and standards governing the promotion, sale and reimbursement of Baxalta’s products and those governing Baxalta’s relationships with healthcare providers and governments, including the Sunshine Act enacted under the Patient Protection and Affordable Care Act (PPACA), can be complicated, are subject to frequent change and may be violated unknowingly. Baxalta has compliance programs in place, including policies, training and various forms of monitoring, designed to address these risks. Nonetheless, these programs and policies may not always protect the company from conduct by individual employees that violate these laws. Violations, or allegations of violations, of these laws may result in large civil and criminal penalties, debarment from participating in government programs, diversion of management time, attention and resources and may otherwise have a material adverse effect on Baxalta’s business, financial condition and results of operations. For more information related to Baxalta’s ethics and compliance programs, refer to Item 1 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Ethics and Compliance.” For more information related to Baxalta’s legal proceedings, see Note 16 to Item 8 of our Annual Report on Form 10-K, incorporated by reference herein.

The laws and regulations discussed above are broad in scope and subject to evolving interpretations, which could require Baxalta to incur substantial cost associated with compliance or to alter one or more of the company’s sales and marketing practices and may subject the company to enforcement actions which could adversely affect Baxalta’s business, financial condition and results of operations.

Baxalta’s products face substantial competition in the product markets in which it operates.

Baxalta faces substantial competition throughout its business from international and domestic biopharmaceutical companies of all sizes. Competition is primarily focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience, and technological innovation.

Competition may increase further as existing competitors enhance their offerings or additional companies enter Baxalta’s markets or modify their existing products to compete directly with Baxalta’s products. If Baxalta’s competitors respond more quickly to new or emerging technologies and changes in customer requirements, the company’s products may be rendered obsolete or non-competitive. If Baxalta’s competitors develop more effective or affordable products, or achieve earlier patent protection or product commercialization than the company does, its operations will likely be negatively affected. If Baxalta is forced to reduce its prices due to increased competition, Baxalta’s business could become less profitable. The company’s sales could be adversely affected if any of its contracts with customers (including with hospitals, treatment centers and other health care providers, distributors, group purchasing organizations and integrated delivery networks) are terminated due to increased competition or otherwise.

If Baxalta’s business development activities are unsuccessful, Baxalta’s business could suffer and Baxalta’s financial performance could be adversely affected.

As part of Baxalta’s long-term strategy, Baxalta is engaged in business development activities including evaluating and consummating acquisitions, joint research and development opportunities, technology licensing arrangements and other opportunities. These activities may result in substantial investment of the company’s resources. Baxalta’s success developing products or expanding into new markets from such activities will depend on a number of factors, including Baxalta’s ability to find suitable opportunities for acquisition, investment or alliance; whether Baxalta is able to complete an acquisition, investment or alliance on terms that are satisfactory to the company; the strength of the other company’s underlying technology, products and ability to execute its business strategies; any intellectual property and litigation related to these products or technology; and Baxalta’s ability to successfully integrate the acquired company, business, product, technology or research into Baxalta’s existing operations, including the ability to adequately fund acquired in-process research and development projects and to maintain adequate controls over the combined operations. Certain of these activities are subject to antitrust and competition laws, which laws could impact Baxalta’s ability to pursue strategic transactions and could result in mandated divestitures in the context of proposed acquisitions. If Baxalta is unsuccessful in its business development activities, the company may be unable to meet its financial targets and Baxalta’s financial performance could be adversely affected.

For more information on recent business development activities, refer to Item 7 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Executive Summary—Research and Development and External Innovation” and Item 1 of our Annual Report on Form 10-K under the sections entitled “Research and Development Activities” and “Collaborations.”

Baxalta’s growth strategy depends upon its ability to expand its product portfolio through external collaborations, which, if unsuccessful, may adversely affect the development and sale of its products.

Baxalta intends to continue to explore opportunities to enter into collaboration agreements and external alliances with other parties, focusing on hematology, oncology and immunology. These third party collaborators may include other biopharmaceutical companies, academic and research institutions, governments and government agencies and other public and private research organizations.

These third party collaborators are often directly responsible for clinical development under these types of arrangements, and Baxalta does not have the same level of decision-making capabilities for the prioritization and management of development-related activities as it does for its internal research and development activities. Failures by these partners to meet their contractual, regulatory, or other obligations to Baxalta, or any disruption in the relationships between Baxalta and these partners, could have a material adverse effect on Baxalta’s pipeline and business. In addition, Baxalta’s collaborative relationships for research and development extend for many years and may give rise to disputes regarding the relative rights, obligations and revenues of Baxalta and its partners, including the ownership of intellectual property and associated rights and obligations. These could result in the loss of intellectual property rights or other intellectual property protections, delay the development and sale of potential pharmaceutical products, and lead to lengthy and expensive litigation or arbitration.

Long-term public-private partnerships with governments and government agencies, including in certain emerging markets, may include technology transfers to support local manufacturing capacity and technical expertise. Baxalta cannot predict whether these types of transfers and arrangements will become more common in the future. These types of technology transfers and similar arrangements could have a material adverse effect on the company’s results of operations as a result of lost exclusivity with respect to certain manufacturing and technical capabilities, particularly if this model becomes widely used. Public-private partnerships are also subject to risks of doing business with governments and government agencies, including risks related to sovereign immunity, shifts in the political environment, changing economic and legal conditions and social dynamics.

For more information on Baxalta’s current pipeline, refer to Item 1 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Building a Diversified Biopharmaceutical Pipeline.”

If reimbursement or other payment for Baxalta’s current or future products is reduced or modified in the United States or abroad, including through the implementation of government-sponsored healthcare reform or other similar actions, cost containment measures, or changes to policies with respect to pricing, taxation or rebates, then Baxalta’s business could suffer.

Sales of Baxalta’s products depend, in part, on the extent to which the costs of its products are paid by both public and private payors. These payors include Medicare, Medicaid, and private health care insurers in the United States and foreign governments and third-party payors outside the United States. Public and private payors are increasingly challenging the prices charged for pharmaceutical products and services. Baxalta may continue to experience continued downward pricing pressures from any or all of these payors which could result in a material adverse effect on its business, financial condition and operational results.

Global efforts toward healthcare cost containment continue to exert pressure on product pricing. Governments around the world use various mechanisms to control healthcare expenditures such as price controls, the formation of public contracting authorities, product formularies (lists of recommended or approved products), and competitive tenders which require the submission of a bid to sell products. Sales of Baxalta’s products are dependent, in part, on the availability of reimbursement by government agencies and healthcare programs, as well as insurance companies and other private payors. In much of Europe, Latin America, Asia and Australia, for example, the government provides healthcare at low cost to patients, and controls its expenditures by purchasing products through public tenders, collective purchasing, regulating prices, setting reference prices in public tenders or limiting reimbursement or patient access to certain products. Additionally, austerity measures or other reforms by foreign governments may limit, reduce or eliminate payments for Baxalta’s products and adversely affect both pricing flexibility and demand for its products.

For example, in the United States the PPACA, which was signed into law in March 2010, includes several provisions that impact Baxalta’s businesses in the United States, including increased Medicaid rebates and an expansion of the 340B Drug Pricing Program, which provides certain qualified entities, such as hospitals serving disadvantaged populations, with discounts on the purchase of drugs for outpatient use and an excise tax on the sale of certain drugs. Baxalta may also experience downward pricing pressure as the PPACA reduces Medicare and Medicaid payments to hospitals and other providers. While it is intended to expand health insurance coverage and increase access to medical care generally, the long-term impact of the PPACA on Baxalta’s business and the demand for the company’s products is uncertain.

As a result of these and other measures, including future measures or reforms that cannot be predicted, reimbursement may not be available or sufficient to allow Baxalta to sell its products on a competitive basis.

Legislation and regulations affecting reimbursement for Baxalta’s products may change at any time and in ways that may be adverse to Baxalta. Baxalta cannot predict the impact of these pressures and initiatives, or any negative effects of any additional regulations that may affect the company’s business.

The nature of producing plasma-based therapies may prevent Baxalta from timely responding to market forces and effectively managing its production capacity.

The production of plasma-based therapies is a lengthy and complex process, and Baxalta sources its plasma both externally and internally through BioLife Plasma Services L.P. (BioLife), its wholly owned subsidiary. Efforts to increase the collection of plasma or the production of plasma-based therapies may include the construction and regulatory approval of additional plasma collection facilities and plasma fractionation facilities. Baxalta is in the process of building a state-of-the-art manufacturing facility near Covington, Georgia to support growth of its plasma-based treatments, with commercial production scheduled to begin in 2018. The development of such facilities involves a lengthy regulatory process and is highly capital intensive. In addition, access to and transport and use of plasma may be subject to restrictions by governmental agencies both inside and outside the United States. As a result, Baxalta’s ability to match its collection and production of plasma-based therapies to market demand is imprecise and may result in a failure to meet market demand for its plasma-based therapies or, alternatively, an oversupply of inventory. Failure to meet market demand for Baxalta’s plasma-based therapies may result in customers transitioning to available competitive products resulting in a loss of market share or customer confidence. In the event of an oversupply, Baxalta may be forced to lower the prices it charges for some of its plasma-based therapies, close collection and processing facilities, record asset impairment charges or take other action which may adversely affect Baxalta’s business, financial condition and results of operations.

If Baxalta is unable to obtain sufficient components or raw materials on a timely basis or if it experiences other manufacturing or supply difficulties, its business may be adversely affected.

The manufacture of Baxalta’s products requires the timely delivery of sufficient amounts of quality materials. Baxalta manufactures its products in more than ten manufacturing facilities around the world. Baxalta acquires its materials from many suppliers in various countries and works closely with its suppliers to ensure the continuity of supply, but cannot guarantee these efforts will always be successful. Further, while efforts are made to diversify its sources of components and materials, in certain instances Baxalta acquires components and materials from a sole supplier. For most of its components and materials for which a sole supplier is used, Baxalta believes that alternative sources of supply exist and has made a strategic determination to use a sole supplier. In very limited instances, however, including with respect to a single material used in ADVATE, ADYNOVATE and HYQVIA, Baxalta relies on sole supplier relationships for which no alternatives have currently been identified. Although Baxalta does carry strategic inventory and maintains insurance to mitigate the potential risk related to any related supply disruption, there can be no assurance that such measures will be effective. Due to the regulatory environment in which it operates, Baxalta may be unable to quickly establish additional or replacement sources for some materials. A reduction or interruption in supply, and an inability to develop alternative sources for such supply, could adversely affect Baxalta’s ability to manufacture its products in a timely or cost-effective manner or to make product sales.

Many of Baxalta’s products are difficult to manufacture. This is due to the complex nature of manufacturing pharmaceuticals, particularly biologics, as well as the strict regulatory regimes governing the company’s manufacturing operations. Variations in the manufacturing process may result in production failures which could lead to launch delays, product shortages, unanticipated costs, lost revenues and damage to the company’s reputation. A failure to identify and address manufacturing problems prior to the release of products to the company’s customers may also result in quality or safety issues, which could result in significant recalls, remediations or other costs.

Several of Baxalta’s products are manufactured at a single manufacturing facility or stored at a single storage site. Loss or damage to a manufacturing facility or storage site due to a natural disaster or otherwise could adversely affect the company’s ability to manufacture sufficient quantities of key products or otherwise deliver products to meet customer demand or contractual requirements which may result in a loss of revenue and other adverse business consequences. Because of the time required to obtain regulatory approval and licensing of a manufacturing facility, a third party manufacturer may not be available on a timely basis to replace production capacity in the event the company loses manufacturing capacity or products are otherwise not available due to natural disaster, regulatory action or otherwise.

If Baxalta is unable to protect its patents or other proprietary rights, or if Baxalta infringes the patents or other proprietary rights of others, its competitiveness and business prospects may be materially damaged.

Patent and other proprietary rights are essential to Baxalta’s business. Baxalta’s success depends to a significant degree on its ability to obtain and enforce patents and licenses to patent rights, both in the United States and in other countries. Baxalta cannot guarantee that pending patent applications will result in issued patents, that patents issued or licensed will not be challenged or circumvented by competitors, that the patents and other intellectual property rights of Baxalta and its business partners will not be found to be invalid or that the intellectual property rights of others will not prevent the company from selling its products or from executing on its strategies.

The patent position of a biopharmaceutical company is often uncertain and involves complex legal and factual questions. Significant litigation concerning patents and products is pervasive in Baxalta’s industry. Patent claims include challenges to the coverage and validity of Baxalta’s patents on products or processes as well as allegations that Baxalta’s products infringe patents held by competitors or other third parties. A loss in any of these types of cases could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations. Baxalta also relies on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen Baxalta’s competitive positions. Third parties may know, discover or independently develop equivalent proprietary information or techniques, or they may gain access to Baxalta’s trade secrets or disclose Baxalta’s trade secrets to the public.

Although Baxalta employees, consultants, parties to collaboration agreements and other business partners are generally subject to confidentiality or similar agreements to protect the company’s confidential and proprietary information, these agreements may be breached, and the company may not have adequate remedies for any breach. In addition, Baxalta’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Baxalta’s employees, consultants, parties to collaboration agreements and other business partners use intellectual property owned by others in their work for the company, disputes may arise as to the rights in related or resulting know-how and inventions.

Furthermore, Baxalta’s intellectual property, other proprietary technology and other sensitive company data is potentially vulnerable to loss, damage or misappropriation from system malfunction, computer viruses, unauthorized access to data or misappropriation or misuse thereof by those with permitted access and other events. While the company has invested to protect its intellectual property and other data, and continues to work diligently in this area, there can be no assurance that its precautionary measures will prevent breakdowns, breaches, cyber incidents or other events. Such events could have a material adverse effect on the company’s reputation, business, financial condition or results of operations.

Misappropriation or other loss of Baxalta’s intellectual property from any of the foregoing could have a material adverse effect on the company’s competitive position and may cause it to incur substantial litigation costs.

Baxalta faces competition in the development of relationships with research, academic and governmental institutions.

Baxalta faces competition for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licenses to intellectual property. In addition, academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to Baxalta’s products. These companies and institutions compete with Baxalta in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to Baxalta’s programs. If Baxalta is unable to successfully compete with these companies and institutions, its business may suffer.

Baxalta is subject to risks associated with doing business globally.

Baxalta’s operations are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. These risks include changes in exchange controls and other governmental actions, loss of business in government and public tenders that are held annually in many cases, increasingly complex labor environments, availability of raw materials, changes in taxation, export control restrictions, changes in or violations of U.S. or local laws (including the FCPA and the United Kingdom Bribery Act), dependence on a few government entities as customers, pricing restrictions, economic and political instability (including instability as it relates to the Euro and currencies in certain emerging market countries), disputes between countries, diminished or insufficient protection of intellectual property, and disruption or destruction of operations in a significant geographic region regardless of cause, including war, terrorism, riot, civil insurrection, shifts in the political environment or social unrest. Failure to comply with, or material changes to, the laws and regulations that affect Baxalta’s global operations could have a material adverse effect on Baxalta’s business, financial condition or results of operations.

Changes in foreign currency exchange rates and interest rates could have a material adverse effect on Baxalta’s operating results and liquidity.

Baxalta generates a substantial portion of its revenue (46% of its total revenue in 2015) outside the United States. As a result, Baxalta’s financial results may be adversely affected by fluctuations in foreign currency exchange rates. Baxalta cannot predict with any certainty changes in foreign currency exchange rates or the ability of the company to mitigate these risks. Baxalta may experience additional volatility as a result of inflationary pressures and other macroeconomic factors in certain emerging market countries. Baxalta is also exposed to changes in interest rates, and the company’s ability to access the money markets and capital markets could be impeded if adverse liquidity market conditions occur. For discussion of the financial impact of foreign exchange rate and interest rate fluctuations, and the ways and extent to which Baxalta attempts to mitigate such impact, refer to Item 7A of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Quantitative and Qualitative Disclosures About Market Risk.”

Changes in tax laws or exposure to additional income tax liabilities may have a negative impact on Baxalta’s operating results.

Tax policy reform continues to be a topic of discussion in the United States. A significant change to the tax system in the United States, including changes to the taxation of international income, could have a material adverse effect upon Baxalta’s results of operations. Because Baxalta operates in multiple income tax jurisdictions both inside and outside the United States, it is subject to tax audits in various jurisdictions. Tax authorities may disagree with certain positions the company has taken and assess additional taxes and related penalties. The company regularly assesses the likely outcomes of these audits in order to determine the appropriateness of its tax provision. However, the company may not accurately predict the outcome of these audits, and as a result the actual outcome of these audits may have a material adverse impact on the company’s financial results. For more information on the company’s income taxes, refer to Note 14 in Item 8 of our Annual Report on Form 10-K, incorporated by reference herein.

Baxalta is increasingly dependent on information technology systems, and the company’s systems and infrastructure face certain risks, including from cyber security breaches and data leakage.

Baxalta relies upon its technology systems and infrastructure. Baxalta’s technology systems are potentially vulnerable to breakdown or other interruption by fire, power loss, system malfunction, unauthorized access and other events. Likewise, data privacy breaches by employees and others with both permitted and unauthorized access to Baxalta’s systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public, or may be permanently lost. The increasing use and evolution of technology, including cloud-based computing, creates additional opportunities for the unintentional dissemination of information or intentional destruction of confidential information stored in the company’s systems or in non-encrypted portable media or storage devices. The company could also experience a business interruption, information theft of confidential information, or reputational damage from industrial espionage attacks, malware or other cyber incidents, which may compromise the company’s system infrastructure or lead to data leakage, either internally or at the company’s third-party providers or other business partners. While Baxalta has invested heavily in the protection of data and information technology and in related training, there can be no assurance that these efforts will prevent significant breakdowns, data leakages, breaches in the company’s systems or other cyber incidents that could have a material adverse effect upon the reputation, business, operations or financial condition of the company. In addition, significant implementation issues may arise as Baxalta seeks to consolidate and outsource certain computer operations and application support activities.

If Baxalta fails to attract and retain key employees Baxalta’s business may suffer.

Baxalta’s ability to compete effectively depends on its ability to attract and retain key employees, including people in senior management, research and sales and marketing. Competition for top talent in the biopharmaceuticals business can be intense. Baxalta’s ability to recruit and retain such talent will depend on a number of factors, including hiring practices of Baxalta’s competitors, compensation and benefits, work location, work environment and industry economic conditions. The announcement of the merger may also adversely affect Baxalta’s ability to attract and retain employees. If Baxalta cannot effectively hire and retain qualified employees, its business could suffer.

Baxalta is subject to pending lawsuits.

Baxalta is a defendant in certain pending lawsuits and may be named as a defendant in future patent, product liability or other lawsuits, including lawsuits that may relate to its business prior to the separation. These current and future matters may result in a loss of patent protection, reduced revenue, significant liabilities and diversion of Baxalta’s management’s time, attention and resources. Given the uncertain nature of litigation generally, Baxalta is not able in all cases to estimate the amount or range of loss that could result from an unfavorable outcome in these current matters. In view of these uncertainties, the outcome of these matters may result in charges in excess of any established reserves. Protracted litigation, including any adverse outcomes, may have a material adverse impact on the business, operations or financial condition of the company. Even claims without merit could subject Baxalta to adverse publicity and require Baxalta to incur significant legal fees. For more information regarding legal proceedings involving Baxalta, refer to Note 16 in Item 8 of our Annual Report on Form 10-K, incorporated by reference herein.

Current or worsening economic conditions may adversely affect Baxalta’s business and financial condition.

Baxalta’s ability to generate cash flows from operations could be affected if there is a material decline in the demand for the company’s products, in the solvency of its customers or suppliers, or deterioration in the company’s key financial ratios or credit ratings. Current or worsening economic conditions may adversely affect the ability of Baxalta’s customers (including governments) to pay for its products and services, and the amount spent on healthcare generally. This could result in a decrease in the demand for Baxalta’s products and services, declining cash flows, longer sales cycles, slower adoption of new technologies and increased price competition. These conditions may also adversely affect certain of Baxalta’s suppliers, which could cause a disruption in

Baxalta’s ability to produce its products. In addition, global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. In particular, Baxalta has significant accounts receivable related to its Hemobrás partnership in Brazil ($207 million at December 31, 2015). These conditions may also impact the stability of the Euro or other currencies in which Baxalta does business.

Although biosimilars represent a developing opportunity for Baxalta, the market has an uncertain regulatory framework, and Baxalta and its partners may not be able to successfully develop and introduce biosimilar products.

Baxalta is actively working to develop and commercialize biosimilar products, including with its partners. Significant uncertainty remains concerning both the regulatory pathway in the United States and in other countries to obtain approval of biosimilar products and the commercial pathway to successfully market and sell such products. The Biologics Price Competition and Innovation Act (BPCIA) authorizes FDA to approve biosimilars through a more abbreviated pathway as compared to new biologics. Although in March 2015 FDA approved the first biosimilar drug in the United States, and recently approved a second biosimilar drug, the approval pathway for biosimilar applications remains relatively untested and is subject to ongoing guidance from FDA. Delays and uncertainties in these approval pathways may result in delays or difficulties in the approval of Baxalta’s biosimilar products by regulatory authorities, subject Baxalta to unanticipated development costs or otherwise reduce the value of the investments Baxalta has made in biosimilars. Any such delays, difficulties or unanticipated costs could impact the profitability of the company’s biosimilars products.

Even if Baxalta and its partners are able to obtain approvals from FDA or other relevant regulatory authorities, the company’s biosimilar products and partnerships may not be commercially successful and may not generate profits in amounts that are sufficient to offset the amount invested to develop such biosimilars and obtain such approvals. Biosimilar products could be subject to extensive patent clearances and patent infringement litigation, which could delay or prevent the commercial launch of a product for many years. Market success of biosimilar products will depend on demonstrating to patients, physicians and payors (such as insurance companies) that such products are safe and effective compared to other existing products and offer a more competitive price or other benefit over existing therapies. If Baxalta’s competitors develop biosimilar products more quickly or more efficiently than Baxalta does, Baxalta may not be able to effectively execute on its biosimilar strategy. Depending on the outcome of these risks, Baxalta’s sales of biosimilar products and related profitability may not meet the company’s expectations, and the company’s results of operations or financial condition could be adversely affected.

For more information on biosimilars, refer to Item 1 of our Annual Report on Form 10-K, incorporated by reference herein, under the sections entitled “Intellectual Property” and “Regulation.”

Risks Related to the Separation and Distribution

Baxalta has only operated as an independent company since July 1, 2015, and Baxalta’s historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Baxalta prior to July 1, 2015 included in this prospectus refers to Baxalta’s business as operated by and integrated with Baxter. Baxalta’s historical and pro forma financial information for such periods was derived from the consolidated financial statements and accounting records of Baxter. Accordingly, such historical and pro forma financial information does not necessarily reflect the financial condition, results of operations or cash flows that Baxalta would have achieved as a separate, publicly traded company during the periods presented or those that Baxalta will achieve in the future primarily as a result of the following factors:

•

Prior to the separation, Baxalta’s business was operated by Baxter as part of its broader corporate organization, rather than as an independent company. Baxter or one of its affiliates performed various corporate functions for Baxalta, such as tax, treasury, finance, audit, risk management, legal, information technology, human resources, shareholder relations, compliance, shared services, insurance, employee benefits and compensation. Following the separation, Baxter has continued to provide some of these functions to Baxalta, as described in Item 13 of our Annual Report on Form 10-K, incorporated by reference herein. Baxalta’s historical and pro forma financial results reflect allocations of corporate expenses from Baxter for such functions. These allocations may not be indicative of the actual expenses Baxalta would have incurred had it operated as an independent, publicly traded company in the periods presented. Baxalta will make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which Baxalta no longer has access as a result of the separation. These initiatives to develop Baxalta’s independent ability to operate without access to Baxter’s existing operational and administrative infrastructure will be costly to implement. Baxalta may not be able to operate its business efficiently or at comparable costs, and its profitability may decline.

•	Prior to the separation, Baxalta’s business was integrated with the other businesses of Baxter. Baxalta was able to utilize Baxter’s size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Baxalta has entered into transition agreements with Baxter, these arrangements may not fully capture the benefits Baxalta enjoyed as a result of being integrated with Baxter and may result in Baxalta paying higher charges than in the past for these services. As a separate, independent company, Baxalta may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which could decrease Baxalta’s overall profitability. As a separate, independent company, Baxalta may also not be as successful in negotiating favorable tax treatments and credits with governmental entities. This could have a material adverse effect on Baxalta’s results of operations and financial condition for periods following the separation.

•	Generally, prior to the separation, Baxalta’s working capital requirements and capital for its general corporate purposes, including acquisitions, R&D and capital expenditures, were satisfied as part of the corporate-wide cash management policies of Baxter. Following the separation, Baxalta may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	After the separation, the cost of capital for Baxalta’s business may be higher than Baxter’s cost of capital prior to the distribution.

•	Baxalta’s historical financial information does not reflect its obligations to purchase from Baxter certain operations and assets, and assume the corresponding liabilities, of Baxalta’s business after the separation date.

Other significant changes may occur in Baxalta’s cost structure, management, financing and business operations as a result of operating as a company separate from Baxter. For additional information about the past financial performance of Baxalta’s business and the basis of presentation of the historical and pro forma consolidated and combined financial statements of Baxalta’s business, refer to our Annual Report on Form 10-K, incorporated by reference herein, in Items 7 and 8 and the Notes in Item 8, and “Unaudited Pro Forma Consolidated and Combined Financial Statements” contained in this prospectus.

As Baxalta builds its information technology infrastructure and transitions its data to its own systems, Baxalta could incur substantial additional costs and experience temporary business interruptions.

Since the separation, Baxalta has begun installing and implementing information technology infrastructure to support its critical business functions, including accounting and reporting, manufacturing process control, quality and compliance systems, customer service, inventory control and distribution. Baxalta may incur temporary interruptions in business operations if it cannot transition effectively from Baxter’s existing transactional and operational systems, data centers and the transition services that support these functions as Baxalta replaces these systems. Baxalta may not be successful in implementing its new systems and transitioning its data, and it may incur substantially higher costs for implementation than currently anticipated. Baxalta’s failure to avoid operational interruptions as it implements the new systems and replaces Baxter’s information technology services, or its failure to implement the new systems and replace Baxter’s services successfully, could disrupt its business and have a material adverse effect on its profitability. In addition, if Baxalta is unable to replicate or transition certain systems, its ability to comply with regulatory requirements could be impaired.

Baxter may not satisfy its obligations under various transaction agreements that have been executed as part of the separation or Baxalta may not have necessary systems and services in place when certain of the transition agreements expire.

In connection with the separation, Baxalta and Baxter entered into a separation and distribution agreement and entered into various other agreements, including a transition services agreement, a tax matters agreement, a long term services agreement, a manufacturing and supply agreement, an employee matters agreement, a trademark license agreement, a Galaxy license agreement, an international commercial operations agreement, a shareholder’s and registration rights agreement with respect to Baxter’s continuing ownership of Baxalta common stock and certain other commercial agreements. These agreements are discussed in greater detail in Item 13 of our Annual Report on Form 10-K as incorporated by reference herein. Certain of these agreements provide for the performance of services by each company for the benefit of the other for a period of time after the separation. Baxalta will rely on Baxter to satisfy its performance and payment obligations under these agreements. If Baxter is unable to satisfy its obligations under these agreements, including its indemnification obligations, Baxalta could incur operational difficulties or losses.

If Baxalta does not have its own systems and services in place, or if Baxalta does not have agreements with other providers of these services when the transition agreements terminate, Baxalta may not be able to operate its business effectively and its profitability may decline. Baxalta is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services Baxter currently provides to it. Baxalta may not be successful in effectively or efficiently implementing these systems and services or in transitioning data from Baxter’s systems to Baxalta’s, which could disrupt Baxalta’s business and have a material adverse effect on its profitability. These systems and services may also be more expensive or less efficient than the systems and services Baxter is providing and is expected to provide during the transition period.

Potential indemnification liabilities to Baxter pursuant to the separation and distribution agreement could materially adversely affect Baxalta.

The separation and distribution agreement with Baxter provides for, among other things, provisions governing the relationship between Baxter and Baxalta with respect to and resulting from the separation. For a description of the separation and distribution agreement, refer to Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Agreements with Baxter—The Separation and Distribution Agreement,” which includes additional details regarding the scope of Baxalta’s indemnification obligations. Among other things, the separation and distribution agreement provides for indemnification obligations designed to make Baxalta financially responsible for many liabilities that may exist relating to its business activities, whether incurred prior to or after the separation pursuant to the separation and distribution agreement, including any pending or future litigation. These indemnification liabilities are intended to ensure that, as between Baxter and Baxalta, Baxalta is responsible for all liabilities assumed by it in connection with the separation, and that any liability incurred by Baxter (including directors, officers, employees and agents) related to Baxalta’s failure to satisfy such obligations or otherwise in respect of Baxalta’s operation of its business or any breach by Baxalta of the separation and distribution agreement or any ancillary agreement is paid by Baxalta, provided that such indemnification obligations shall not extend to individuals who were or become directors, officers, employees or agents of Baxalta if such persons would not be eligible for indemnification under Baxter organizational documents for the underlying matter or if the Baxter directors’ and officers’ insurance policy would not cover such persons in connection with the applicable matter. Baxalta’s indemnification liabilities are subject to certain limitations under certain ancillary agreements that require Baxalta to act as a service provider for the benefit of Baxter (with Baxter having similar limitations with respect to corresponding services provided to Baxalta) following the separation, but its other indemnification obligations pursuant to the separation and distribution agreement and under other ancillary agreements are not generally subject to such limitations. If Baxalta is required to indemnify Baxter under the circumstances set forth in the separation and distribution agreement, Baxalta may be subject to substantial liabilities.

The spin-off and the Later Distributions (as defined below) could result in significant liability to Baxalta.

The spin-off and the Later Distributions (collectively, the Baxter Transactions) are intended to qualify for tax-free treatment to Baxter and its shareholders under Sections 355, 361, and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the Code). Completion of the spin-off was conditioned upon, among other things, the receipt of a private letter ruling from the IRS regarding certain issues relating to the tax-free treatment of the Baxter Transactions. Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of such ruling is subject to the accuracy of factual representations and assumptions made in the ruling. Completion of the distribution was also conditioned upon Baxter’s receipt of a tax opinion from KPMG LLP (KPMG) regarding certain aspects of the spin-off not covered by the IRS private letter ruling. The opinion was based upon various factual representations and assumptions, as well as certain undertakings made by Baxter and Baxalta. If any of the factual representations or assumptions in the IRS private letter ruling or tax opinion are untrue or incomplete in any material respect, an undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinion are based are materially different from the actual facts relating to the Baxter Transactions, the opinion or IRS private letter ruling may not be valid. Moreover, opinions of a tax advisor are not binding on the IRS. As a result, the conclusions expressed in the opinion of a tax advisor could be successfully challenged by the IRS.

If the Baxter Transactions are determined to be taxable, Baxter and its shareholders could incur significant tax liabilities, and under the tax matters agreement and the letter agreement, Baxalta may be required to indemnify Baxter for any liabilities incurred by Baxter if the liabilities are caused by any action or inaction undertaken by Baxalta following the spin-off (including as a result of the merger). For additional detail, refer to Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Agreements with Baxter—Tax Matters Agreement,” and the risk factor in this prospectus entitled “Risk Related to the Proposed Merger with Shire—The merger could result in significant liability to Baxalta and Shire if it causes the Baxter Transactions to be taxable,” and the immediately following risk factor.

In this prospectus, references to the “Later Distributions” refer to the following transactions that have been or may be undertaken by Baxter: (i) any debt-for-equity exchange (and related underwritten offering) with respect to Baxalta shares, (ii) any offer to exchange Baxter shares for Baxalta shares, (iii) a contribution of Baxalta shares to Baxter’s U.S. pension fund, and/or (iv) a dividend of Baxalta shares to Baxter’s shareholders, in each case, that are undertaken prior to any Baxalta or Shire shareholder vote with respect to the merger and that are intended to be part of a plan that includes the spin-off.

Baxalta may not be able to engage in certain corporate transactions after the separation.

In order to preserve the tax-free treatment of the Baxter Transactions to Baxter and its shareholders, the tax matters agreement generally restricts Baxalta from taking or failing to take any action that would cause the Baxter Transactions to become taxable. Under the tax matters agreement, for the two-year period following the separation, Baxalta is prohibited, except in certain circumstances, from:

•	entering into any transaction resulting in the acquisition of more than a certain percentage of its stock or substantially all of its assets, whether by merger or otherwise;

•	merging, consolidating, or liquidating;

•	issuing equity securities beyond certain thresholds;

•	repurchasing its capital stock;

•	ceasing to actively conduct its business; and

•	taking or failing to take any action that prevents the Baxter Transactions or certain related transactions from being tax-free.

The tax matters agreement permits Baxalta to take any of the actions described above if Baxalta provides Baxter with a tax opinion or Baxter receives an IRS private letter ruling that, in each case, is reasonably satisfactory to Baxter to the effect that such action will not affect the tax-free status of the Baxter Transactions (or Baxter waives the requirement to obtain such an opinion or ruling). If Baxalta intends to take any such restricted action, Baxter will generally be required to cooperate and use reasonable best efforts with a reasonable request to obtain the tax opinion or IRS ruling as expeditiously as possible. The receipt of any such ruling or opinion in respect of an action Baxalta proposes to take will not relieve Baxalta of its obligation to indemnify Baxter if that action causes the Baxter Transactions to be taxable. These restrictions may limit Baxalta’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business. In addition, under the tax matters agreement, Baxalta is required to indemnify Baxter against any tax liabilities as a result of the acquisition of Baxalta’s stock or assets, even if Baxalta did not participate in or otherwise facilitate the acquisition.

In connection with the signing of the merger agreement, Baxter agreed in the letter agreement to waive the provisions under the tax matters agreement as they relate to the signing of the merger agreement and will waive such prohibitions in connection with the consummation of the merger, provided that each of Shire’s and Baxter’s tax advisors furnish the tax opinions referenced in the letter agreement. Such waiver and opinions will not relieve Baxalta or Shire, following the merger, of its obligation to indemnify Baxter if the merger causes the Baxter Transactions or certain related transactions to be taxable. For additional detail, refer to Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Agreements with Baxter—Tax Matters Agreement” and the risk factor in this prospectus entitled “Risk Related to the Proposed Merger with Shire—The merger could result in significant liability to Baxalta and Shire if it causes the Baxter Transactions to be taxable.”

Certain of Baxalta’s executive officers and directors may have actual or potential conflicts of interest because of their previous or continuing positions at Baxter.

Because of their current or former positions with Baxter, certain of Baxalta’s executive officers and directors own shares of Baxter common stock, options to purchase shares of Baxter common stock or other equity awards. Even though Baxalta’s Board of Directors consists of a majority of directors who are independent, and Baxalta’s executive officers who were employees of Baxter ceased to be employees of Baxter, some Baxalta executive officers and directors continue to have a financial interest in shares of Baxter common stock. In addition, three of Baxalta’s directors continue to serve on the Baxter Board of Directors. Continuing ownership of Baxter common stock and equity awards, or service as a director at both companies, could create, or appear to create, potential conflicts of interest if Baxalta and Baxter pursue the same corporate opportunities or face decisions that could have different implications for Baxalta and Baxter.

Baxalta may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Baxalta’s business.

Baxalta may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others:

•	greater management focus on the distinct business of biopharmaceuticals;

•	the ability to commercialize new and existing product offerings more effectively on a global basis;

•	the ability to drive innovation and allocate necessary resources to areas presenting the highest growth potential; and

•	the flexibility to pursue aligned growth and investment strategies resulting in revenue acceleration, improved profitability and enhanced returns.

Baxalta may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	following the separation, Baxalta may be more susceptible to market fluctuations and other adverse events than if it were still a part of Baxter;

•	following the separation, Baxalta’s business is less diversified than Baxter’s business prior to the separation; and

•	the other actions required to separate Baxter’s and Baxalta’s respective businesses could disrupt Baxalta’s operations.

If Baxalta fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, financial condition, and results of operations of Baxalta could be adversely affected.

Baxalta may have received better terms from unaffiliated third parties than the terms it received in its agreements with Baxter.

The agreements Baxalta entered into with Baxter in connection with the separation, including a transition services agreement, a long term services agreement, a tax matters agreement, a manufacturing and supply agreement, an employee matters agreement, a trademark license agreement, a Galaxy license agreement, an international commercial operations agreement, a shareholder’s and registration rights agreement with respect to Baxter’s continuing ownership of Baxalta common stock and certain other commercial agreements, were prepared in the context of the separation while Baxalta was still a wholly owned subsidiary of Baxter. Accordingly, during the period in which the terms of those agreements were prepared, Baxalta did not have an independent board of directors or a management team that was independent of Baxter. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Baxter and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See Item 13 of our Annual Report on Form 10-K, incorporated by reference herein.

Baxalta has significant indebtedness which could restrict the company’s ability to pay dividends and have a negative impact on the company’s financing options and liquidity position.

Shortly before the separation, Baxalta incurred approximately $5 billion of indebtedness through the issuance of senior notes. Baxalta used the net proceeds to make a cash distribution of $4 billion to Baxter as partial consideration for the contribution of assets to Baxalta in connection with the separation, with the remaining net proceeds intended to be used for general corporate purposes, including to fund acquisitions. In addition, Baxalta also has a senior revolving credit facility with availability of up to $1.2 billion and a Euro-denominated senior revolving credit facility with availability of up to €200 million. The company may also incur additional indebtedness in the future, subject to restrictions set forth in the merger agreement. The company’s indebtedness may impose restrictions on Baxalta that could have material adverse consequences by:

•	limiting the company’s ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	limiting the company’s ability to refinance its indebtedness on terms acceptable to the company or at all;

•	imposing restrictive covenants on the company’s operations;

•	requiring the company to dedicate a significant portion of its cash flows from operations to paying the principal of and interest on its indebtedness, thereby reducing funds available for other corporate purposes; and

•	making the company more vulnerable to economic downturns and limiting its ability to withstand competitive pressures.

See Item 7 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Liquidity and Capital Resources—Financial Condition—Debt and capital lease obligations—Senior Notes.”

Challenges in the commercial and credit environment may adversely affect Baxalta’s future access to capital.

Baxalta’s ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for Baxalta’s products or in the solvency of its customers or suppliers or other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect Baxalta’s ability to access the capital markets. These conditions may adversely affect Baxalta’s ability to maintain investment grade credit ratings following the separation.

Risks Related to Baxalta’s Common Stock and this Offering

Baxalta’s stock price may fluctuate significantly.

The market price of Baxalta’s common stock may fluctuate significantly due to a number of factors, some of which may be beyond Baxalta’s control, including:

•	actual or anticipated fluctuations in Baxalta’s operating results;

•	changes in earnings estimated by securities analysts or Baxalta’s ability to meet those estimates;

•	the operating and stock price performance of Shire;

•	the operating and stock price performance of comparable companies;

•	announcements or speculation regarding proposed business combinations involving Baxalta or comparable companies in our industry;

•	changes to the regulatory and legal environment under which Baxalta operates; and

•	domestic and worldwide economic conditions.

In addition, when the market price of a company’s common stock drops significantly, shareholders often institute securities class action lawsuits against the company. This type of lawsuit against Baxalta could cause it to incur substantial costs and could divert the time and attention of its management and other resources.

Future sales or distributions of Baxalta common stock (including through this offering) may cause the market price for shares of Baxalta common stock to decline.

As a result of the separation, Baxter distributed approximately 544 million shares of Baxalta’s common stock to its shareholders, all of which are freely tradable without restriction, subject to the lock-up agreements discussed below, or further registration under the U.S. Securities Act of 1933, as amended (the Securities Act), unless the shares are owned by one of Baxalta’s “affiliates” (including Baxter), as that term is defined in Rule 405 under the Securities Act.

After completion of the distribution, Baxter retained approximately 19.5% of Baxalta’s total shares outstanding. In January 2016, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter owned by an affiliate of J.P. Morgan Securities LLC, one of the selling shareholders in this offering. The shares of Baxalta common stock exchanged were then sold by such affiliate in a secondary public offering pursuant to a registration statement filed by Baxalta under the Securities Act. Immediately following the exchange, Baxter held approximately 13.9% of Baxalta’s total shares outstanding. Baxter has advised us that, following the completion of the debt-for-equity exchange described in “Prospectus Summary—The Underwriting and Debt-for-Equity Exchange and Third Party Tender Offer,” it intends to dispose of its remaining ownership interest in us (i) to Baxter’s creditors in satisfaction of outstanding obligations of Baxter (including by way of one or more contributions to the Baxter U.S. pension plan), (ii) in exchange for Baxter stock and (iii) possibly to Baxter’s shareholders as a special dividend, on a pro rata basis, in each case, prior to any Shire or Baxalta shareholder vote with respect to the merger, and, in any event, during the 18-month period following the distribution. If any shares of Baxalta common stock or Shire Securities received in exchange for such common stock pursuant to the merger, are not disposed of by Baxter either prior to the merger or during such 18-month period, as the case may be, Baxter has advised Baxalta that it intends to otherwise dispose of such shares as soon as practicable thereafter, taking into account market conditions and its business judgment, including potentially through secondary offerings of Baxalta common stock, but in no event later than five years after the distribution. Baxter and Baxalta entered into a shareholder’s and registration rights agreement wherein Baxalta agreed, upon the request of Baxter, to use reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of Baxalta’s common stock retained by Baxter. In connection with the execution of the merger agreement, Baxalta entered into a letter agreement with Baxter and Shire which modifies certain aspects of the shareholder’s and registration rights agreement. Baxter exercised a portion of its demand registration rights pursuant to such agreement and the letter agreement to cause Baxalta to register the shares to be sold in this offering. See Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Agreements with Baxter—Shareholder’s and Registration Rights Agreement” and “Letter Agreement” for additional information.

In connection with this offering, we, our directors, our executive officers and Baxter have each agreed not to sell any shares of our common stock for 30 days after the date of this prospectus, subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC. Although we have been advised that there is no present intention to do so, J.P. Morgan Securities LLC may, in its sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above at any time. See “Underwriting (Conflicts of Interest).”

Dispositions of significant amounts of Baxalta’s common stock or the perception in the market that this will occur may result in the lowering of the market price of Baxalta’s common stock.

Baxalta cannot guarantee the timing, amount, or payment of any dividends on its common stock.

The Board of Directors of Baxalta has adopted a dividend policy with respect to the payment of dividends on Baxalta common stock. However, the timing, declaration, amount and payment of any future dividends to shareholders will be within the discretion of Baxalta’s Board of Directors. The Board’s decisions regarding the payment of dividends will depend on many factors, such as Baxalta’s financial condition, earnings, corporate strategy, capital requirements of its operating subsidiaries, debt service obligations, industry practice, legal requirements, regulatory constraints, ability to access capital markets and other factors that the Board deems relevant. For more information, see “Dividend Policy.” Baxalta’s ability to pay any dividends will depend on its ongoing ability to generate cash from operations and access capital markets. Baxalta cannot guarantee that it will continue to pay dividends in the future. The merger agreement provides that Baxalta may not pay dividends on Baxalta common stock other than regular quarterly cash dividends not to exceed $0.07 per quarter.

The current percentage of ownership a shareholder has in Baxalta may be diluted in the future.

In the future, the percentage ownership of a given shareholder in Baxalta may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Baxalta has granted and will grant to its directors, officers and employees. Baxalta’s and Baxter’s employees have stock options, stock-settled performance share units and stock-settled restricted stock units for Baxalta’s common stock as a result of an adjustment to their corresponding Baxter awards as described in Item 11 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Executive Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Incentive Awards.” Baxalta anticipates its compensation committee will grant additional performance share units, restricted stock, stock options or other stock-based awards to its employees. Such awards will have a dilutive effect on Baxalta’s earnings per share, which could adversely affect the market price of Baxalta’s common stock.

In addition, Baxalta’s amended and restated certificate of incorporation authorizes Baxalta to issue, without the approval of Baxalta’s shareholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Baxalta’s common stock respecting dividends and distributions, as Baxalta’s Board of Directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Baxalta’s common stock. For example, Baxalta could grant the holders of preferred stock the right to elect some number of Baxalta’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Baxalta could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Baxalta’s Capital Stock.”

The merger agreement provides that Baxalta may not issue any capital stock except pursuant to its existing equity incentive plans. However, Shire may waive this restriction on issuances without prior notice and such restriction shall continue only so long as the merger agreement is in effect.

The public announcement of data from clinical studies or news of any developments related to Baxalta’s product pipeline may cause significant volatility in its stock price. If the development of any of Baxalta’s key pipeline products is delayed or discontinued, the company’s stock price could decline significantly.

As Baxalta evolves as a standalone company, it will be focusing efforts and resources in building a diversified pipeline of products in existing core disease areas and into new areas of unmet medical need, such as oncology. The company expects that investors may place heightened scrutiny on some of the company’s products in development when making investment decisions in Baxalta compared to historic Baxter. The announcement of data from clinical studies by the company or its collaborators or news of any developments related to the company’s key pipeline products may cause significant volatility in the company’s stock price. Furthermore, the announcement of any negative or unexpected data or the discontinuation of development of any of Baxalta’s key pipeline products, or any delay in anticipated timelines for filing for regulatory approval, could cause the company’s stock price to decline significantly. There can be no assurance that data from clinical studies will support a filing for regulatory approval or even if approved, that any of Baxalta’s key pipeline products will become commercially successful.

The rights agreement and certain provisions in Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws, and of Delaware law, may prevent or delay an acquisition of Baxalta by a party other than Shire, which could decrease the trading price of Baxalta’s common stock.

On June 29, 2015, Baxalta’s Board of Directors declared a dividend distribution of one preferred stock purchase right (a Right) for each outstanding share of common stock. The terms of the Rights are set forth in the rights agreement dated as of June 30, 2015. The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Baxalta on terms not approved by Baxalta’s Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. In connection with the execution of the merger agreement, Baxalta amended certain provisions of the rights agreement as they relate to Shire and the proposed merger. See “Description of Baxalta’s Capital Stock—Rights Agreement” for a further description of the Rights and the amendment to the rights agreement.

Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirors to negotiate with Baxalta’s Board of Directors rather than to attempt a hostile takeover. See “Description of Baxalta’s Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and Baxalta’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws” for a further description of certain of these provisions.

In addition, because Baxalta has not chosen to be exempt from Section 203 of the Delaware General Corporation Law, this provision could also delay or prevent a change of control that shareholders may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15 percent of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliates becomes the holder of more than 15 percent of the corporation’s outstanding voting stock.

Baxalta believes these provisions will protect its shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with Baxalta’s Board of Directors and by providing Baxalta’s Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make the company immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that Baxalta’s Board of Directors determines is not in the best interests of Baxalta and Baxalta’s shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Certain of the agreements that Baxalta entered into with Baxter require Baxter’s consent to any assignment by Baxalta of its rights and obligations under the agreements. The consent and termination rights set forth in these agreements might discourage, delay or prevent a change of control that shareholders may consider favorable. See Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, and the section of this prospectus entitled “Description of Baxalta’s Capital Stock” for a more detailed description of these agreements and provisions.

In addition, an acquisition or further issuance of Baxalta’s stock could trigger the application of Section 355(e) of the Code. Under the tax matters agreement, Baxalta is required to indemnify Baxter for the resulting taxes, and this indemnity obligation might discourage, delay or prevent a change of control that shareholders may consider favorable. For a description of such indemnification by Baxalta, see Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Agreements with Baxter—Tax Matters Agreement.”

Risks Related to the Proposed Merger with Shire

Failure to consummate the merger could negatively impact the price of Baxalta common stock and our future business and financial results.

The consummation of the merger may be delayed, the merger may be consummated on terms different than those contemplated by the merger agreement, or the merger may not be consummated at all. Failure to consummate the merger would prevent Baxalta shareholders from realizing the anticipated benefits of the merger. In addition, the consideration offered by Shire reflects a valuation of Baxalta significantly in excess of the price at which Baxalta’s common stock was trading prior to the public announcement of Shire’s interest in the potential combination. The current market price of Baxalta common stock and public offering price of the shares of Baxalta common stock to be sold in this offering may reflect a market assumption that the merger will occur, and a failure to consummate the merger could result in a significant decline in the market price of Baxalta common stock and a negative perception of Baxalta generally. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could also negatively impact the share price and future business and financial results of Baxalta.

The market price of the Shire Securities will fluctuate prior to the merger, so Baxalta shareholders cannot be sure of the value of the Shire Securities they will receive if the merger is consummated.

If the merger is consummated, each outstanding share of Baxalta common stock will be exchanged for both (i) $18.00 in cash and (ii) 0.1482 of a Shire ADS (or, if the Baxalta shareholders elect accordingly and Shire so permits, 0.4446 of a Shire Ordinary Share in lieu of such fraction of a Shire ADS) (we refer to such Shire ADSs and Shire Ordinary Shares together as the Shire Securities) as further described under “The Proposed Merger—Merger Agreement.” Because the number of Shire Securities being offered as consideration is fixed, the market value of the Per Share Stock Consideration will be based on the value of Shire Securities at the time the consideration in the merger is paid. If the market price of Shire Securities declines, Baxalta shareholders could receive less value for their shares of Baxalta common stock upon the consummation of the merger than the implied value of such shares as of the date the merger was announced, the date of the Baxalta shareholders’ meeting or as of the date of this prospectus. The market price of the Shire Securities may fluctuate due to a variety of factors that are beyond Baxalta’s control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the market price of the Shire Securities may significantly fluctuate during the period of time between the date of the merger agreement and the consummation of the merger, as a result of uncertainty regarding the transactions contemplated by the merger agreement, market perception of the synergies and cost savings expected to be achieved related to the merger, changes to the ongoing business of Baxalta or Shire, including any actions taken by Baxalta’s or Shire’s customers, suppliers, distributors, partners, employees, investors and governmental authorities as a result of the merger announcement, or actions taken by Baxalta or Shire in connection with the merger.

Shire and Baxalta must obtain governmental and regulatory approvals to consummate the merger, which, if delayed or not granted, may delay or jeopardize the merger.

The merger is conditioned on the expiration or termination of the applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), merger control approval under relevant merger control laws of the European Union and the consent of certain other merger control authorities and other governmental entities. The governmental and regulatory agencies from which Shire and Baxalta are seeking these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the merger agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. The required approvals may not be obtained or the required conditions to the merger may not be satisfied, or, even if the required approvals are obtained and the conditions to the consummation of the merger are satisfied, the terms, conditions and timing of such approvals are uncertain.

The closing condition related to anti-trust approval in the United States was satisfied on February 29, 2016, when the waiting period under the HSR Act, expired without a request for additional information being issued.

Any delay in consummating the merger could cause the combined company not to realize some or all of the synergies that Shire expects to achieve if the merger is successfully consummated within the expected time frame.

The merger remains subject to additional conditions, some of which Shire and Baxalta cannot control, which could result in the merger not being consummated or being delayed, either of which could negatively impact the share price and future business and operating results of Baxalta.

The merger is subject to the satisfaction or waiver of other conditions in addition to the approval of governmental authorities described above, including, but not limited to, the approval of the issuance of the Shire Securities by the shareholders of Shire; the adoption of the merger agreement by the shareholders of Baxalta; effectiveness of a registration statement on Form S-4 registering the Shire Securities to be issued to Baxalta shareholders in the merger; the absence of any orders, injunctions or rulings that would have the effect of enjoining or preventing the consummation of the merger; the approval of the UK Listing Authority (UKLA) of a prospectus relating to the Shire Securities and a circular convening the Shire shareholder meeting; approval from The Nasdaq Stock Market LLC to list the Shire ADS; approval of the UKLA and London Stock Exchange (LSE) to list the Shire Ordinary Shares; and receipt by each of Baxter and Shire of a tax opinion from its respective tax advisor, in each case, substantially in the same form and substance as the tax opinion delivered by such advisor in connection with the signing of the merger agreement such that a restriction under the tax matters agreement is waived. Certain conditions to the merger may not be satisfied or, if they are, the timing of such satisfaction is uncertain. If any conditions to the merger are not satisfied or, where waiver is permitted by applicable law, not waived, the merger will not be consummated.

The merger is not subject to a financing condition. While Shire has secured an $18 billion fully underwritten bank facility, of which $13 billion is available to finance the cash component of the merger consideration, certain customary conditions precedent to funding must be satisfied in order for Shire to utilize its bank facility, and if such conditions are not satisfied or if Shire’s lenders do not satisfy their funding commitment, Shire may be unable to obtain the funds necessary to consummate the merger.

If for any reason the merger is not completed, or the closing of the merger is significantly delayed, the Baxalta share price and business and results of operations of Baxalta may be adversely affected. In addition, failure to consummate the merger would prevent Baxalta shareholders from realizing the anticipated benefits of the merger. Baxalta has incurred, and expects to continue to incur, significant transaction fees, professional service fees, taxes and other costs related to the merger. Further, if the merger agreement is terminated, under certain circumstances, Baxalta may be required to disburse to Shire a termination fee of $369 million and/or reimburse Shire’s expenses in an amount not to exceed $110 million, which expense reimbursement would be offset against any termination fee subsequently paid.

The directors and executive officers of Baxalta have interests in the merger that may be different from, or in addition to, those of other Baxalta shareholders, which could have influenced their decisions to support or approve the merger.

Baxalta shareholders should recognize that the directors and executive officers of Baxalta have interests in the merger that may be different from, or in addition to, their interests as shareholders of Baxalta generally. For Baxalta directors, these interests may include the accelerated vesting and payment for certain Baxalta stock-based incentive awards as a result of the merger. For Baxalta executive officers, these interests may include the potential acceleration of stock-based incentive awards as a result of the merger, as well as cash severance payments and benefits that may become payable in connection with the merger. Additionally, Baxalta has agreed to provide “gross-up” payments to individuals for excise taxes imposed by Section 4999 of the Code (by amending the severance agreements with its executive officers to provide for such payments). Baxalta’s directors and executive officers are also covered by certain indemnification and insurance arrangements. Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta Board of Directors, is expected to be appointed Shire’s deputy chairman and two additional members of the Baxalta Board, who will be jointly selected by the Chairman of the Baxalta Board and Chairman of the Shire board following consultation with the Nomination Committee of the Shire board, will be appointed to the Shire board, effective upon the closing of the merger. Such interests and benefits could have influenced the decisions of Baxalta’s directors and executive officers to support or approve the merger.

The merger agreement contains provisions that restrict Baxalta’s ability to pursue alternatives to the merger and, in specified circumstances, could require Baxalta to pay Shire a termination fee and/or expense reimbursement.

Under the merger agreement, Baxalta has agreed not to (1) take certain actions to solicit proposals relating to alternative business combination transactions or (2) subject to certain exceptions, including the receipt of a “company superior proposal” (as such term is defined in the merger agreement), enter into discussions or an agreement concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions. In certain circumstances, upon termination of the merger agreement, Baxalta would be required to disburse to Shire a termination fee of $369 million and/or reimburse Shire for its merger-related expenses in an amount not to exceed $110 million, which reimbursement would be offset against any termination fee subsequently disbursed. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Baxalta from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that is more favorable to Baxalta or its shareholders than the merger.

If the proposed merger is not completed, Baxalta will have incurred substantial costs that may adversely affect Baxalta’s financial results.

Baxalta has incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of consultants, attorneys, accountants and financial advisors. In addition, Baxalta diverted significant management resources in an effort to complete the merger and are subject to restrictions contained in the merger agreement on the conduct of Baxalta’s business during the pendency of the merger. If the merger is not completed, such costs may adversely affect Baxalta’s financial results.

In specified circumstances, Shire could terminate the merger agreement to accept an alternative proposal.

Under the merger agreement, Shire may terminate the merger agreement to enter into a definitive agreement with respect to a “parent superior proposal” (as such term is defined in the merger agreement) prior to obtaining approval of the merger from its shareholders. In such event, Shire would be obligated to pay Baxalta a termination fee equal to $369 million, but would have no further obligation or liabilities to Baxalta. Such termination would deny Baxalta and Baxalta’s shareholders any benefits from the merger and could negatively impact Baxalta’s share price.

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of Baxalta, Shire and the combined company.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Shire or Baxalta and, if the proposed combination with Shire is consummated, on the combined company following the merger. These consequent uncertainties may impair Shire’s and Baxalta’s ability to retain and motivate key personnel and could also cause customers, suppliers, licensees, partners and others that deal with Shire or Baxalta to defer entering into contracts with, making other decisions concerning, or seeking to change existing business relationships with Shire or Baxalta. Because Baxalta and Shire depend on the experience and industry knowledge of their executives and other key personnel to execute their business plans, the combined company may be unable to meet its strategic objectives.

While the merger is pending, Baxalta and Shire may not be able to hire qualified personnel to replace any key employees that may depart to the same extent that they have been able to in the past. In addition, if the merger is not completed, Baxalta may also encounter challenges in hiring qualified personnel to replace key employees that may depart Baxalta subsequent to the merger announcement.

Shire and Baxalta may not successfully integrate.

If the merger is consummated, which will represent Shire’s largest transaction to date, achieving the anticipated benefits of the proposed combination of Shire and Baxalta will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process successfully. The integration of businesses is complex and time-consuming. The difficulties that could be encountered include the following:

•	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly acquired or produced products;

•	coordinating geographically dispersed organizations;

•	distraction of management and employees from operations;

•	changes or conflicts in corporate culture;

•	management’s inability to manage a substantial increase in the number of employees;

•	management’s inability to train and integrate personnel, who may have limited experience with the respective companies’ business lines and products, and to deliver a consistent message regarding diseases treated by the combined company;

•	retaining existing customers and attracting new customers;

•	retaining existing employees and attracting new employees;

•	maintaining business relationships; and

•	inefficiencies associated with the integration and management of the operations of the combined company.

In addition, there will be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the merger) associated with the proposed merger, including costs associated with combining operations and achieving the synergies Shire expects to obtain, and such costs may be significant.

An inability to realize the full extent of the anticipated benefits of the proposed combination of Shire and Baxalta, including estimated cost synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may materially adversely affect the value of Shire Securities after the consummation of the merger.

Shire will incur significant additional indebtedness in connection with the merger, which will decrease Shire’s business flexibility and increase its interest expense. All of Shire’s debt obligations, and any future indebtedness Shire may incur, will have priority over the Shire Securities with respect to payment in the event of a liquidation, dissolution or winding up.

Shire has secured an $18 billion fully underwritten bank facility, of which $13 billion is available to finance the cash component of the merger consideration. Shire has announced that it intends to maintain an investment grade credit rating for the combined company, but one or more credit rating agencies may determine that the combined company’s credit rating is below investment grade, which could increase the combined company’s borrowing costs. The combined company’s indebtedness following consummation of the merger could have the effect, among other things, of reducing the combined company’s flexibility to respond to changing business and economic conditions as well as reducing funds available for capital expenditures and acquisitions and creating competitive disadvantages for the combined company relative to other companies with lower indebtedness levels. Shire has incurred various costs and expenses associated with the debt financing.

Shire has indicated that it intends to refinance the bank facility through capital market debt issuances in due course. Its ability to refinance the indebtedness will depend on the condition of the capital markets and the combined company’s financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require the combined company to comply with more onerous covenants, which could further restrict business operations and such refinancing may not be available at all. Shire may also incur additional costs and expenses associated with any such refinancing.

Moreover, the combined company may be required to raise substantial additional financing to fund capital expenditures and acquisitions. The combined company’s ability to arrange additional financing and the costs of that financing will depend on, among other factors, the combined company’s financial position and performance, as well as prevailing market conditions and other factors beyond its control.

In any liquidation, dissolution or winding up of Shire, Shire Securities would rank below all debt claims against Shire or any of its subsidiaries. In addition, any convertible or exchangeable securities or other equity securities that Shire may issue in the future may have rights, preferences and privileges more favorable than those of Shire Securities. As a result, holders of Shire Securities will not be entitled to receive any payment or other distribution of assets upon any liquidation or dissolution until after Shire’s obligations to its debt holders and holders of equity securities which rank senior to the Shire Securities have been satisfied.

The merger could result in significant liability to Baxalta and Shire if it causes the Baxter Transactions to be taxable.

Under the letter agreement, from and after the closing of the merger, Baxalta agreed to indemnify, and Shire agreed to guarantee such indemnity to, Baxter and each of its affiliates and each of their respective officers, directors and employees against certain tax-related losses attributable to, or resulting from (in whole or in part) the merger (as described in more detail in the letter agreement). If the Baxter Transactions are determined to be taxable as a result (in whole or in part) of the merger (for example, if the merger is deemed to be part of a plan (or series of related transactions) that includes the Baxter Transactions), Baxter and its shareholders could incur significant tax liabilities, and under the tax matters agreement and the letter agreement, Baxalta and Shire may be required to indemnify Baxter for any such tax liabilities incurred by Baxter. Baxter’s waiver of the provisions under the tax matters agreement restricting Baxalta’s ability to enter into and consummate the merger will not relieve Baxalta (or Shire) of its obligation to indemnify Baxter if the merger causes any of the Baxter Transactions to be taxable.

In connection with the signing of the merger agreement, Shire received an opinion from Cravath, Swaine & Moore LLP (Cravath), tax counsel to Shire, to the effect that the merger will not cause Baxter’s contribution of assets to Baxalta, Baxter’s initial distribution of Baxalta shares on July 1, 2015, Baxter’s distribution of cash received from Baxalta to its creditors or the Later Distributions to fail to qualify as tax-free to Baxter and its shareholders under Sections 355, 361 and 368(a)(1)(D) of the Code. The merger is conditioned on the receipt by Shire at the time of the consummation of the merger of a tax opinion to the same effect.

The opinion referred to in the immediately preceding paragraph is based upon various factual representations and assumptions, as well as certain undertakings made by Baxter and Baxalta. If any of the factual representations or the assumptions in the tax opinion are untrue or incomplete in any material respect, an undertaking is not complied with or the facts upon which the tax opinion is based are materially different from the facts at the time of the merger, the opinion may not be valid. Moreover, opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the Cravath opinion could be challenged by the IRS. None of Baxalta, Baxter or Shire has requested a ruling from the IRS regarding the impact of the merger on the tax treatment of the Baxter Transactions. Further, the Cravath opinion does not address all tax aspects of the spin-off, Later Distributions and other related transactions and it is possible that Baxalta and Shire may be obligated to indemnify Baxter despite the continuing validity of the Cravath tax opinion.

Baxalta’s (and Shire’s) indemnification obligations to Baxter and its subsidiaries, officers, directors and employees under the tax matters agreement and letter agreement are not limited in amount or subject to any cap. If Baxalta or Shire is required to indemnify Baxter and its subsidiaries and their respective officers, directors and employees under the circumstances set forth in the tax matters agreement (as supplemented by the letter agreement), it could have a material adverse effect on Baxalta and Shire.

For a description of the sharing of certain tax liabilities between Baxter and Baxalta, refer to Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, under the sections entitled “Agreements with Baxter—Tax Matters Agreement” and “Agreements with Baxter—Letter Agreement.”

Sales of Baxalta common stock in anticipation of the merger, and resales of Shire Securities following the completion of the merger, may adversely affect the market price of Baxalta common stock prior to the merger, and, after the merger, the market price of Shire Securities.

Certain Baxalta shareholders, such as index funds or funds with concentration, geographic or other limitations on their permitted investments, may be required to sell the Shire Securities that they receive in the transaction. Other Baxalta shareholders may already hold Shire Securities and those shareholders may decide not to hold the additional Shire Securities they receive in the merger, or to sell their Baxalta shares prior to the merger. Such sales of Baxalta common stock or Shire Securities could have the effect of depressing the market price of Shire Securities and Baxalta common stock.

If the merger is consummated, Shire will issue new Shire Securities to Baxalta shareholders. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options or the vesting of restricted securities could have the effect of depressing the market price for Shire Securities. Moreover, the increase in the number of Shire Securities, or an increase in the number of Shire Securities outstanding following a future issuance, sale or transfer of Shire Securities by Shire or the possibility of such an issue, sale or transfer may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Shire Securities.

The market price of Shire Securities may be adversely affected by reports of third-party analysts published in connection with the consummation of the merger.

The trading market for Shire Securities depends in part on the research and reports that third-party securities analysts publish about Shire and its industry. In connection with the consummation of the merger, one or more of these analysts could downgrade Shire Securities or issue other negative commentary about Shire or its industry, which could cause the market price of Shire Securities to decline.

The market price of Shire Securities may be affected by factors different from those affecting the market price of Baxalta common stock.

If the merger is consummated, Baxalta shareholders will become holders of Shire Securities. Shire’s business differs from that of Baxalta, and Shire’s results of operations, as well as the market price of Shire Securities, may be affected by factors different from those affecting Baxalta’s results of operations and the market price of Baxalta common stock.

Exchange rate fluctuations may adversely affect the foreign currency value of Shire Securities and any dividends.

If the merger is consummated, Baxalta common stock will be exchanged for Shire Securities. Unlike Baxalta, as a consequence of Shire’s dual listing on both the NASDAQ and LSE, Shire Ordinary Shares are quoted in pounds sterling on the LSE and Shire ADS are quoted in U.S. dollars on the NASDAQ. Dividends in respect of Shire Ordinary Shares, if any, will be declared in U.S. dollars. Shire’s financial statements are prepared in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and pounds sterling will affect, among other matters, the pounds sterling value of Shire Ordinary Shares and of any dividends in respect of such shares.

The Shire Securities have different rights from the shares of Baxalta common stock.

Certain of the rights associated with Baxalta common stock are different from the rights associated with Shire Securities. In particular, the law of Jersey, in which Shire is organized, significantly limits the circumstances under which shareholders of companies may bring derivative actions and, in most cases, only the corporation may be the claimant or plaintiff for the purposes of maintaining proceedings in respect of any wrongful act committed against it. Neither an individual nor any group of shareholders has any right of action in such circumstances. In addition, Jersey law does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders of a U.S. corporation.

Only registered holders of Shire Securities are afforded the rights of shareholders under Jersey law, the Shire Memorandum of Association and the Shire Articles of Association. Because the depositary’s nominee will be the registered owner of the shares, holders of Shire ADS must rely on the nominee to exercise the rights of a shareholder on their behalf.

If the merger is consummated, Baxalta shareholders will have a reduced ownership and voting interest and will exercise less influence over the management and policies of Shire than they do over Baxalta.

Baxalta shareholders currently have the right to vote in the election of the Baxalta Board of Directors and on other matters affecting Baxalta. If the merger is consummated, each Baxalta shareholder will become a holder of Shire Securities with a percentage ownership of the combined company that is smaller than the shareholder’s percentage ownership of Baxalta. Shire estimates that, upon the consummation of the merger, former Baxalta shareholders would own, in the aggregate, approximately 34% of all outstanding Shire Ordinary Shares on a diluted basis. Accordingly, Baxalta shareholders would have less influence over the management and policies of Shire than they now have over the management and policies of Baxalta.

Holders of Shire Securities in the United States may not be able to enforce civil liabilities against Shire.

A number of Shire’s directors and executive officers are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to affect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

There is also a doubt as to the enforceability in England, Wales and Jersey, whether by original actions or by seeking to enforce judgments of U.S. courts, of claims based on the federal securities laws of the United States. In addition, punitive damages in actions brought in the United States or elsewhere may be unenforceable in England, Wales and Jersey.

Lawsuits have been filed and additional lawsuits may be filed against Baxalta, Shire and the Baxalta Board of Directors challenging the merger. An adverse ruling in any such lawsuit may delay or prevent the completion of the merger or result in an award of damages against Baxalta.

Following announcement of the merger, putative class action complaints were filed by purported Baxalta stockholders on behalf of all Baxalta stockholders in the Court of Chancery of the State of Delaware and the Eighteenth Judicial Circuit Court of Illinois. In addition, a complaint for violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, was filed by a purported Baxalta stockholder in the United States District Court for the Northern District of Illinois. The complaints filed in the State of Delaware have since been dismissed, but additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. The results of complex legal proceedings are difficult to predict and could delay or prevent the completion of the merger. The existence of litigation relating to the merger could adversely impact the likelihood of obtaining the stockholder approvals from either Baxalta or Shire. Moreover, the pending litigation is, and any future additional litigation could be, time consuming and expensive and could divert Baxalta’s and Shire’s respective management’s attention away from their regular business.

One of the conditions to completion of the merger is the absence of any law or judgment issued by any court or tribunal of competent jurisdiction that prevents, makes illegal or prohibits the closing of the merger. Accordingly, if a plaintiff is successful in obtaining a judgment prohibiting completion of the merger, then such judgment may prevent the merger from being completed, or from being completed within the expected time frame. For more information, refer to Item 3 of our Annual Report on Form 10-K, incorporated by reference herein.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and other materials Baxalta has filed or will file with the SEC include, or will include, forward-looking statements. Use by Baxalta of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this prospectus, other than statements of historical facts, including statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These forward-looking statements may include statements with respect to accounting estimates and assumptions, the company’s expectations regarding the separation, including separation costs, litigation-related matters including outcomes, future regulatory filings and the company’s R&D pipeline, strategic objectives, credit exposure to foreign governments, potential developments with respect to credit ratings, investment of foreign earnings, estimates of liabilities including those related to uncertain tax positions, contingent payments, future pension plan contributions, costs, discount rates and rates of return, the company’s exposure to financial market volatility and foreign currency and interest rate risks, geographic expansion, the impact of competition, future sales growth, business development activities, business optimization initiatives, future capital and R&D expenditures, future transactions in the company’s securities and debt issuances, the impact of healthcare reform, manufacturing expansion, the sufficiency of the company’s facilities, financial flexibility, future cash flows, the adequacy of credit facilities, derivative instruments and capitalization, tax provisions and reserves, Baxalta’s effective tax rate, the impact on the company of recent tax legislation, the expected impact of the separation and all other statements that do not relate to historical facts.

These forward-looking statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions, and expected future developments as well as other factors that Baxalta believes are appropriate in the circumstances. While these statements represent Baxalta’s current judgment on what the future may hold, and Baxalta believes these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform to expectations and predictions is subject to a number of risks and uncertainties, including the following factors, many of which are beyond Baxalta’s control:

•	demand for and market acceptance of risks for and competitive pressures related to new and existing products;

•	product development risks, including satisfactory clinical performance, the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle;

•	product quality or patient safety issues, leading to product recalls, withdrawals, launch delays, sanctions, seizures, litigation, loss of confidence or declining sales;

•	future actions of FDA, EMA or any other regulatory body or government authority that could delay, limit or suspend product development, manufacturing or sale or result in seizures, recalls, injunctions, loss of customer confidence, monetary sanctions or criminal or civil liabilities;

•	failures with respect to the company’s compliance programs;

•	global regulatory, trade and tax policies;

•	the impact of competitive products and pricing, including generic competition, drug re-importation and disruptive technologies;

•	the company’s ability to identify business development and growth opportunities and to successfully execute on its business development strategy;

•	the company’s ability to realize the anticipated benefits from its joint product development and commercialization arrangements, governmental collaborations and other business development activities or to identify and enter into additional such opportunities in the future;

•	future actions of third parties, including third-party payors, as healthcare reform and other similar measures are implemented in the United States and globally;

•	the impact of U.S. healthcare reform and other similar actions undertaken by foreign governments with respect to pricing, reimbursement, taxation and rebate policies;

•	additional legislation, regulation and other governmental pressures in the United States or globally, which may affect pricing, reimbursement, taxation and rebate policies of government agencies and private payors or other elements of the company’s business;

•	fluctuations in supply and demand and the pricing of plasma-based therapies;

•	the availability and pricing of acceptable raw materials and component supply;

•	inability to create additional production capacity in a timely manner or the occurrence of other manufacturing or supply difficulties;

•	the ability to protect or enforce the company’s owned or in-licensed patent or other proprietary rights (including trademarks, copyrights, trade secrets and know-how) or patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology;

•	the company’s ability to develop and sustain relationships with institutional partners;

•	the impact of global economic conditions on the company and its customers and suppliers, including foreign governments in certain countries in which the company operates;

•	fluctuations in foreign exchange and interest rates;

•	any changes in law concerning the taxation of income, including income earned outside of the United States;

•	breaches or failures of the company’s information technology systems;

•	loss of key employees or inability to identify and recruit new employees;

•	the outcome of pending or future litigation;

•	the adequacy of the company’s cash flows from operations to meet its ongoing cash obligations and fund its investment program;

•	the company’s ability to successfully develop and introduce biosimilar products;

•	the company’s operations as an independent company;

•	the costs and temporary business interruptions related to the separation;

•	Baxter’s performance under various transaction agreements that were executed as part of the separation;

•	the company’s ability to transition away from the services to be provided by Baxter pursuant to the transition services agreement, manufacturing and supply agreement and other agreements with Baxter in a timely manner;

•	potential indemnification liabilities owed to Baxter after the separation;

•	the tax treatment of the distribution and the limitations imposed on the company under the tax matters agreement that the company entered into with Baxter;

•	restrictions on post-separation activities in order to preserve the tax-free treatment of the separation;

•	potential conflicts of interest for certain of the company’s executive officers and directors because of their previous or continuing positions at Baxter;

•	the company’s ability to achieve benefits from the separation in a timely manner;

•	the company’s ability to access the capital markets following the separation from Baxter;

•	changes to the timing of the subsequent disposal of the equity retained by Baxter;

•	the inability to complete the merger due to the failure to obtain the approval of Baxalta’s or Shire’s stockholders or the failure to satisfy other conditions to completion of the merger;

•	the failure to obtain regulatory approvals required for the merger, or required regulatory approvals delaying the merger or causing the parties to abandon the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding instituted against Baxalta and others following the announcement of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on Baxalta’s client relationships, operating results and business generally, including without limitation the ability to retain key employees;

•	the failure of Shire to obtain the necessary financing for the merger;

•	the risk that the benefits of the merger, including synergies, may not be fully realized or may take longer to realize than expected;

•	the failure of relevant tax opinions that are a condition to the merger to be obtained on acceptable conditions or at all;

•	the risk that the merger may not advance the combined company’s business strategy;

•	the risk that the combined company may experience difficulty integrating Baxalta’s employees or operations;

•	the potential diversion of Baxalta’s management’s attention resulting from the proposed merger and of the combined company’s management’s attention resulting from integration issues after the merger; and

•	other factors identified elsewhere in this prospectus, including the risk factors described herein under the section entitled “Risk Factors,” and in other filings with the SEC.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected consequences to or effects on Baxalta or its subsidiaries or businesses or operations. Baxalta undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law. Factors that could cause actual results or events to differ materially from those anticipated include the matters described in this prospectus under the sections entitled “Prospectus Summary” and “Risk Factors,” and in Items 1 and 7 of our Annual Report on Form 10-K, incorporated by reference herein, which contain forward-looking statements.

USE OF PROCEEDS

We will not issue any new shares of our common stock and will not receive any proceeds from the sale of the common stock in this offering. All of the net proceeds from this offering will be received by the selling shareholders. On the date of this prospectus, the selling shareholders will acquire the common stock being sold in this offering from Baxter in exchange for certain outstanding indebtedness of Baxter that is owned by the selling shareholders. See “Prospectus Summary—The Underwriting and Debt-for-Equity Exchange and Third Party Tender Offer,” “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange” and “Underwriting (Conflicts of Interest)—Conflicts of Interest and Relationships.”

This offering is being conducted in accordance with the applicable provisions of Rule 5121 of the FINRA Conduct Rules. The underwriters will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii) by virtue of their role as selling shareholders because all of the net proceeds of this offering will be received by the selling shareholders. As such, the underwriters will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists.

PRICE RANGE OF COMMON STOCK

Our common stock began “regular-way” trading on the New York Stock Exchange (the NYSE) under the symbol “BXLT” on July 1, 2015. Between June 15, 2015 and that date, our common stock was traded on a “when-issued” basis. The following table sets forth the high and low sales prices per share of our common stock, as reported on the NYSE, and dividends declared per share of Baxalta common stock, for the periods indicated.

	Market Price of Common Stock		Dividends Declared per share
	High	Low

Fiscal Year Ended December 31, 2015
Third Quarter	$40.90	$29.83	$0.07
Fourth Quarter	$40.24	$30.50	$0.07

Fiscal Year Ending December 31, 2016
First Quarter (from January 1, 2016 through March 14, 2016)	$42.38	$36.10	$0.07

As of February 29, 2016, there were 681,241,198 shares of Baxalta common stock outstanding. As of February 29, 2016, there were 31,175 registered holders of record of Baxalta common stock.

DIVIDEND POLICY

The Board of Directors of Baxalta has adopted a policy with respect to the payment of dividends on Baxalta common stock. Baxalta currently expects that it will continue to pay quarterly cash dividends until the completion of the merger, with the annual amount initially determined based on 15% of the estimate of annual adjusted net income for the applicable period. Notwithstanding the current expectations for Baxalta’s dividend policy, the timing, declaration, amount and payment of any dividends by Baxalta is within the discretion of its Board of Directors and will depend upon many factors, including Baxalta’s financial condition, earnings, corporate strategy, capital requirements of its operating subsidiaries, covenants associated with certain of Baxalta’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by Baxalta’s Board of Directors.

The merger agreement provides that Baxalta may not pay dividends on Baxalta common stock other than the regular quarterly cash dividends not to exceed $0.07 per quarter.

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated and combined financial statements consist of an unaudited pro forma consolidated and combined statement of income for the year ended December 31, 2015. An unaudited pro forma consolidated balance sheet as of December 31, 2015 has not been presented with the unaudited pro forma consolidated and combined financial statements because the separation and the associated transactions are reflected in the company’s historical audited consolidated balance sheet as of December 31, 2015 included in Baxalta’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

The unaudited pro forma combined financial statements illustrate the financial impacts of the separation and the related transactions described below. The unaudited pro forma consolidated and combined statement of income for the year ended December 31, 2015 assumes that the separation and related transactions described below had occurred as of January 1, 2015.

The unaudited pro forma consolidated and combined statement of income has been derived from Baxalta’s historical audited consolidated and combined annual financial statements, filed as part of Baxalta’s Annual Report on Form 10-K and incorporated by reference herein, and has been adjusted to give effect to the following items related to the separation and the associated transactions:

•	the contribution by Baxter to Baxalta, pursuant to the separation and distribution agreement, of the assets and liabilities that comprise Baxalta’s business;

•	the impact of transfers, to Baxalta upon separation, of various corporate and other assets and liabilities not included in Baxalta’s historical combined balance sheet;

•	interest expense related to the incurrence of $5 billion of debt at a weighted-average interest rate of 3.76%; and

•	the impact of the manufacturing and supply agreement, the transition services agreement and other commercial agreements between Baxter and Baxalta and the provisions contained therein.

The unaudited pro forma consolidated and combined financial statements are for informational purposes only and do not purport to represent what Baxalta’s financial position and results of operations actually would have been had the separation and related transactions occurred on the dates indicated, or to project Baxalta’s financial performance for any future period. The unaudited pro forma consolidated and combined financial statements are based on information and assumptions, which are described in the accompanying notes.

The Baxalta historical financial information, which was the basis for the unaudited pro forma consolidated and combined financial statements, was presented on a consolidated basis for periods after the July 1, 2015 separation and on a carve-out basis for periods prior to the separation as Baxalta was not operated as a separate, independent company for the periods presented prior to the separation. Accordingly, such financial information prior to the separation reflects an allocation of certain corporate costs for corporate administrative services, including general corporate expenses related to tax, treasury, finance, audit, risk management, legal, information technology, human resources, shareholder relations, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These historical allocations may not be indicative of Baxalta’s future cost structure; however, the pro forma results have not been adjusted to reflect any potential changes associated with Baxalta being an independent public company as such amounts are estimates that are not factually supportable.

The computation of basic EPS for all periods disclosed prior to the separation was calculated using the shares distributed and retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for the periods prior to separation also include 5 million of diluted common share equivalents for stock options, RSUs, and PSUs, as these share-based awards were previously issued by Baxter and outstanding at the time of separation and were assumed by Baxalta following the separation.

More comprehensive financial information, including management’s discussion and analysis of Baxalta’s financial condition and results of operations, is contained in Baxalta’s Annual Report on Form 10-K and other reports filed by Baxalta with the SEC. The unaudited pro forma consolidated and combined financial statements reported below should be read in conjunction with the financial information and notes thereto contained in those documents. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for instructions on how to obtain these other documents and more complete financial information relating to Baxalta.

BAXALTA INCORPORATED

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

(in millions, except share and per share data)	Historical	Pro Forma Adjustments		Pro Forma

Net sales	$6,148	$82	(A)	$6,230
Cost of sales	2,386	76	(A)(E)(F)	2,462

Gross margin	3,762	6		3,768

Selling, general and administrative expenses	1,442	(20)	(B)(E)(F)	1,422
Research and development expenses	1,176	(2)	(E)	1,174
Interest expense	48	91	(C)	139
Other income, net	(102)	—		(102)

Income from continuing operations before income taxes	1,198	(63)		1,135
Income tax expense	270	(24)	(D)	246

Net income from continuing operations	$928	$(39)		$889

Net income from continuing operations per common share
Basic	$1.37	$(0.06)		$1.31
Diluted	$1.36	$(0.06)		$1.30

Common shares outstanding
Basic	677	—		677
Diluted	683	—		683

BAXALTA INCORPORATED

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(A)	Reflects the effect of the manufacturing and supply agreement that Baxalta and Baxter entered into in connection with the separation. The net sales adjustment of $82 million reflects the additional sales that Baxalta would have recorded for product manufactured and sold to Baxter for the year ended December 31, 2015, under the manufacturing and supply agreement. Pricing under this agreement reflects Baxalta’s costs plus a profit on certain steps of the manufacturing process. The cost of sales adjustment of $83 million reflects the impact of costs incurred to manufacture certain products for Baxter as well as the incremental costs that Baxalta would have recorded for the year ended December 31, 2015, for purchases of other products from Baxter under the manufacturing and supply agreement. Historically, inventory transfers between Baxter and Baxalta were recorded at cost. The pro forma adjustments for the year ended December 31, 2015 exclude net sales of $71 million and related cost of sales recognized for the company’s manufacturing and supply agreement with Baxter following the July 1, 2015 separation as those costs are reflected in Baxalta’s historical statement of income.

(B)	Reflects $10 million for the year ended December 31, 2015 for the difference in costs to be incurred by Baxalta for certain services to be provided by Baxter under the transition services agreement. The pro forma adjustment for the year ended December 31, 2015 excludes costs incurred under the transition services agreement following the July 1, 2015 separation as those costs are reflected in Baxalta’s historical statement of income.

(C)	Reflects interest expense related to $5 billion in debt that Baxalta incurred in connection with the separation including amortization of debt discounts related to the original issue discount and fees paid by Baxalta. The pro forma adjustment for the year ended December 31, 2015 excludes net interest expense of $48 million incurred during the period following the debt issuance and reflected in the company’s historical statement of income. The weighted-average interest rate on the debt including amortization of the debt discount is approximately 3.76%. Interest expense was calculated assuming constant debt levels throughout the periods. The pro forma interest expense has not been reduced by the amount that the company believes would have been capitalized had the debt been outstanding for the entire period. Baxalta estimates that this would have been approximately $34 million for the year ended December 31, 2015 (relating to the period prior to the separation).

(D)	Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates.

(E)	Reflects a reduction in operating expenses of $22 million ($8 million in cost of sales, $12 million in selling, general and administrative expenses and $2 million in research and development expenses) for the year ended December 31, 2015 associated with the actual transfer of net retirement obligations from Baxter to Baxalta.

(F)	Reflects incremental depreciation expense of $3 million ($1 million in cost of sales and $2 million in selling, general and administrative expenses) during the year ended December 31, 2015 for assets transferred to Baxalta pursuant to the separation and distribution agreement that were not included in Baxalta’s historical financial statements prior to the July 1, 2015 separation.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The Baxalta selected consolidated and combined income statement data for the years ended December 31, 2015, 2014 and 2013 and the selected combined balance sheet data as of December 31, 2015 and 2014 have been derived from Baxalta’s audited consolidated and combined financial statements filed as part of Baxalta’s Annual Report on Form 10-K, which is incorporated by reference into this prospectus. The Baxalta selected combined balance sheet data as of December 31, 2012 has been derived from Baxalta’s audited combined financial statements. The Baxalta unaudited combined income statement data for the year ended December 31, 2011 has been derived from Baxalta’s unaudited combined financial statements. The Baxalta unaudited combined balance sheet data as of December 31, 2011 has been carved out from the underlying financial records of Baxter.

The historical consolidated and combined financial statements prior to the separation have been prepared on a “carve-out” basis for the purpose of presenting the company’s historical financial position, results of operations and cash flows. Baxalta did not operate as a standalone entity in the past and accordingly the selected financial data presented herein is not necessarily indicative of the company’s future performance and does not reflect what the company’s performance would have been had Baxalta operated as an independent publicly traded company during the periods presented.

The Baxalta consolidated and combined income statement data disclosed below has been updated to retrospectively present EPS for periods prior to the completion of the separation and related transactions. The computation of basic EPS for all periods prior to the separation disclosed was calculated using the shares distributed and retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for the periods prior to separation also include 5 million of diluted common share equivalents for stock options, RSUs, and PSUs as these share-based awards were previously issued by Baxter and outstanding at the time of separation and were assumed by Baxalta following the separation.

The company has elected to adopt new income tax accounting guidance on a retrospective basis, as further discussed in Note 2 and Note 13 in Item 8 of Baxalta’s Annual Report on Form 10-K, which is incorporated by reference into this prospectus. As a result, the company has made certain reclassifications to its consolidated or combined balance sheets starting with the period ending December 31, 2015 and retroactively applying to prior year balances disclosed in the table below. The reclassifications had the effect of decreasing total assets by $201 million, $183 million, $106 million and $125 million for the years ended December 31, 2014, 2013, 2012 and 2011, respectively.

More comprehensive financial information, including management’s discussion and analysis of Baxalta’s financial condition and results of operations, is contained in Baxalta’s Annual Report on Form 10-K and other reports filed by Baxalta with the SEC. The following summary historical consolidated and combined financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for instructions on how to obtain these other documents and more complete financial information relating to Baxalta.

	As of or for the year ended December 31,
(in millions, except per share data)	2015	2014	2013	2012	2011

Consolidated and Combined Statement of Income and Other Data
Net sales	$6,148	$5,952	$5,555	$5,310	$5,218
Net income from continuing operations	$928	$1,186	$1,288	$1,205	$1,344
Net income from continuing operations per common share
Basic	$1.37	$1.75	$1.90	$1.78	$1.99
Diluted	$1.36	$1.74	$1.89	$1.77	$1.97
Cash dividends declared per common share	$0.14	$—	$—	$—	$—

Consolidated and Combined Balance Sheet Data
Total assets	$12,329	$8,583	$7,559	$6,088	$5,300
Long-term debt and capital lease obligations	$5,265	$275	$14	$5	$6

THE PROPOSED MERGER

Merger Agreement

On January 11, 2016, Shire plc (Shire), BearTracks, Inc. (Merger Sub), a wholly owned subsidiary of Shire, and Baxalta entered into an Agreement and Plan of Merger (the merger agreement), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Baxalta, with Baxalta being the surviving corporation, and Baxalta will become a wholly owned subsidiary of Shire (the merger).

On the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (the Effective Time), each share of Baxalta common stock issued and outstanding immediately prior to the Effective Time (other than treasury shares of Baxalta and any shares of Baxalta common stock owned by Shire or any subsidiary of Shire (including Merger Sub) or Baxalta, and other than shares of Baxalta common stock as to which dissenters’ rights have been properly exercised) will be canceled and converted into the right to receive both (i) $18.00 in cash, without interest (the Per Share Cash Consideration) and (ii) 0.1482 of an American Depositary Share of Shire (the Shire ADS) duly and validly issued against Shire’s ordinary shares (the Shire Ordinary Shares), par value £0.05 per share (the Per Share Stock Consideration), except that cash will be paid in lieu of fractional Shire ADSs. Shire may, at its sole discretion, permit holders of Baxalta common stock to elect to receive 0.4446 of a Shire Ordinary Share for each outstanding share of Baxalta common stock in lieu of the Per Share Stock Consideration.

In the merger agreement, Shire has agreed to use its reasonable best efforts to appoint at closing three members of Baxalta’s Board of Directors to serve on Shire’s board of directors and to nominate the same appointees for election as directors at the 2016 (if applicable) and 2017 Shire annual general meetings, subject to satisfactory compliance with attendance and performance expectations of the Shire board of directors. Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta Board of Directors, will be one of the three directors appointed to serve on Shire’s board of directors and is expected to be appointed as deputy chairman.

The consummation of the merger is subject to certain closing conditions, including the approval of holders of a majority of the issued and outstanding Baxalta common stock and the approval of holders of a majority of Shire Ordinary Shares present and voting in person or by proxy, the expiration or termination of the waiting period under the HSR Act, the receipt of certain other regulatory approvals, the absence of a “material adverse effect” with respect to Shire and Baxalta, the receipt by Shire and Baxter of certain tax opinions set forth in the letter agreement described below, and other conditions specified in the merger agreement. The closing condition related to anti-trust approval in the United States was satisfied on February 29, 2016, when the waiting period under the HSR Act expired without a request for additional information being issued.

The merger agreement provides that, during the period from the date of the merger agreement until the Effective Time, Baxalta will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and engage in discussions with third parties regarding alternative acquisition proposals except that Baxalta may, in response to an unsolicited acquisition proposal, engage in discussions with, and provide non-public information to, a third party if Baxalta’s Board of Directors determines in good faith that the acquisition proposal constitutes or is reasonably likely to constitute or lead to a “superior proposal.” Baxalta’s Board of Directors may make an adverse recommendation and terminate the merger agreement after receiving a “superior proposal,” subject to Shire’s right to match the superior proposal during a negotiation period of 5 days (with subsequent negotiation periods of 4 days if the superior proposal is amended). A “superior proposal” is a written acquisition proposal providing for a transfer of control of at least 50% of the stock or assets of Baxalta, which Baxalta’s Board of Directors determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to Baxalta’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement. Shire is subject to generally reciprocal “non-solicitation” obligations except that Baxalta does not have similar rights to match a superior proposal received by Shire.

The merger agreement provides for certain termination rights for both Shire and Baxalta. Upon termination of the merger agreement under certain specified circumstances, Baxalta may be required to pay Shire a termination fee of $369 million and Shire may be required to pay the company a termination fee of $369 million. In addition, if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Baxalta, Baxalta may be required to reimburse Shire for transaction expenses up to $110 million (which expenses would be credited against any termination fee subsequently payable by Baxalta), and if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Shire, Shire may be required to reimburse Baxalta for transaction expenses up to $65 million (which expenses would be credited against any termination fee subsequently payable by Shire).

Shire and Baxalta each made certain representations, warranties and covenants in the merger agreement, including, among other things, covenants by Shire and Baxalta to conduct their businesses in the ordinary course during the period between the execution of the merger agreement and consummation of the merger.

Letter Agreement

On January 11, 2016, Baxter, Shire and Baxalta entered into a letter agreement (the letter agreement) in connection with the entry by Shire and Baxalta into the merger agreement, which, among other things, addresses certain aspects of the tax matters agreement and modifies certain aspects of the shareholder’s and registration rights agreement.

Under the letter agreement, Baxter agreed under certain circumstances to express its support for the merger and waived its appraisal rights under Delaware law in connection with the merger. Under the letter agreement, Baxter represented to Shire and Baxalta that it had received an opinion from its tax advisor and, in connection with the execution of the merger agreement, Shire received an opinion from its tax advisor, Cravath, Swaine & Moore LLP (Cravath). In addition, under the letter agreement, immediately prior to the closing of the merger, Baxter, Shire and Baxalta agreed to deliver certain representation letters to each of Cravath and Baxter’s tax advisor. The letter agreement provides that Baxter will use its reasonable best efforts to cause its tax advisor to deliver a tax opinion immediately prior to the closing of the merger as required by the letter agreement, and Shire will use its reasonable best efforts to cause Cravath to deliver immediately prior to the closing of the merger a tax opinion required by the letter agreement.

Under the letter agreement, from and after the closing of the merger, Baxalta agreed to indemnify, and Shire agreed to guarantee such indemnity to, Baxter and each of its affiliates and each of their respective officers, directors and employees against certain tax-related losses resulting from the merger (other than losses resulting from any disposition of Baxalta common stock by Baxter (i) that are not attributable to the merger and (ii) other than in the initial distribution on July 1, 2015 and certain debt-for-equity exchanges (including the debt-for-equity exchange between Baxter and the selling shareholders described elsewhere in this prospectus and the recently completed debt-for-equity exchange between Baxter and an affiliate of J.P. Morgan Securities LLC, one of the selling shareholders in this offering, pursuant to a debt-for-equity exchange agreement dated January 27, 2016), exchange offers, contribution of Baxalta shares to Baxter’s U.S. pension fund or a dividend distribution to Baxter’s stockholders (in each case as contemplated by the letter agreement)).

Under the letter agreement, Shire agreed to cooperate with Baxalta and Baxter to enable Baxalta to comply with its obligations under the shareholder’s and registration rights agreement and to use its reasonable best efforts to facilitate Baxter’s disposition of Baxalta common stock in certain SEC registered offerings (including this offering). Each of Shire and Baxalta agreed in the letter agreement not to hold their respective stockholder meetings to approve, and not to consummate, the merger before the earliest of (a) the date that Baxter has completed marketing periods for two debt-for-equity exchanges and one equity exchange offer with respect to its Baxalta common stock,

(b) the date on which Baxter has disposed of all its Baxalta common stock, and (c) May 26, 2016 (subject to tolling or extension (generally to no later than June 25, 2016) under certain circumstances). As described above, Baxter recently completed one debt-for-equity exchange with an affiliate of J.P. Morgan Securities LLC, one of the selling shareholders in this offering.

The letter agreement may be terminated (a) by mutual written consent of Shire, Baxalta and Baxter, (b) by Shire or Baxalta upon termination of the merger agreement or (c) upon the closing of the merger, in each case, subject to the terms of the letter agreement.

Amendment to Rights Agreement

In connection with the merger agreement, Baxalta entered into an amendment to the rights agreement. See “Description of Baxalta’s Capital Stock—Rights Agreement—Amendment to Rights Agreement.”

Information About Shire

According to publicly available information, Shire (LSE: SHP, NASDAQ: SHPG), a company incorporated in Jersey, Channel Islands and based in Dublin, Ireland, is a biopharmaceutical company that focuses on developing and marketing innovative medicines for patients with rare diseases and other specialty conditions.

Shire is required to file reports and other information with the SEC. Copies of these reports and other information regarding Shire, including information regarding Shire’s dividend policy and history and the market price performance of Shire ADSs (listed on the Nasdaq Global Select Market) and Shire Ordinary Shares (listed on the London Stock Exchange), may be inspected and copied at the SEC’s public reference room or website as specified under “Where You Can Find More Information” on page 76 of this prospectus. However, such reports and other information are not incorporated by reference in this prospectus. This prospectus relates only to the common stock of Baxalta being offered by the selling shareholders in this offering and does not relate to the Shire ADSs, Shire Ordinary Shares or other securities of Shire. All disclosures contained in this prospectus regarding Shire are derived from the publicly available reports and other information on file with the SEC, referred to above. We have not participated in the preparation of Shire’s reports and other information on file with the SEC, and none of Baxalta, Baxter, the selling shareholders or the underwriters represent that any such Shire reports or other information, or any other publicly available information regarding Shire, is accurate or complete.

None of Baxalta, the underwriters or the selling shareholders can provide you with any assurance that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph that would affect the trading price of the Shire ADSs or Shire Ordinary Shares, and therefore the trading price of Baxalta common stock, have been publicly disclosed. Subsequent disclosure of any such event or the disclosure of or failure to disclose material future events concerning Shire could affect the trading price of Baxalta common stock. We, our affiliates, Baxter, the selling shareholders and the underwriters do not make any representation to you as to the performance of Shire, the Shire ADSs, the Shire Ordinary Shares or any other securities of Shire.

PRINCIPAL AND SELLING SHAREHOLDERS

Except as otherwise indicated, the following table provides information with respect to the beneficial ownership of Baxalta’s common stock, as of February 29, 2016, by (1) Baxter, which as of such date is a beneficial owner of more than 5% of the company’s outstanding common stock and which may be deemed to be a selling shareholder in this offering solely for U.S. federal securities law purposes as a result of the debt-for-equity exchange with the selling shareholders, (2) each other shareholder known to us to be a beneficial owner of more than 5% of Baxalta’s outstanding common stock, (3) each of Baxalta’s directors and named executive officers and (4) all directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Baxalta, 1200 Lakeside Drive, Bannockburn, Illinois 60015.

The selling shareholders, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC, are offering all of the shares of common stock being sold in this offering. Baxter will first exchange the shares of common stock to be sold in this offering with the selling shareholders for certain outstanding indebtedness of Baxter owned by the selling shareholders pursuant to the debt-for-equity exchange agreement to be entered into between Baxter and the selling shareholders as of the date of this prospectus. The selling shareholders will then sell the shares pursuant to this offering for cash. The debt-for-equity exchange between Baxter and the selling shareholders will occur on the date of this prospectus. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.”

On January 11, 2016, Baxalta entered into the merger agreement with Shire and Merger Sub, a wholly owned subsidiary of Shire, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Baxalta, with Baxalta surviving as a wholly owned subsidiary of Shire. For additional information, see “The Proposed Merger.”

The percentages in the tables below are based on 681,241,198 shares of common stock outstanding as of February 29, 2016. The number and percentage of shares of common stock beneficially owned by Baxter after the debt-for-equity exchange and offering set forth in the table below assumes a public offering price of $39.40 per share, the last reported sale price of Baxalta’s common stock on the New York Stock Exchange on March 14, 2016.

SELLING SHAREHOLDER

	Number of shares of common stock beneficially owned		Percentage of shares of common stock beneficially owned
Name and address of beneficial owner	Before debt- for-equity exchange and offering	After debt- for-equity exchange and offering	Before debt- for-equity exchange and offering	After debt- for-equity exchange and offering
Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015(1)	94,329,679	34,936,997	13.8%	5.1%

OTHER 5% BENEFICIAL OWNERS

Name and address of beneficial owner	Number of shares of common stock beneficially owned	Percentage of shares of common stock beneficially owned
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(2)	38,437,301	5.6%

MANAGEMENT

Name of beneficial owner	Shares of Common Stock and Nature of Beneficial Ownership(3)	Shares Under Exercisable Options(4)	Percent of Class
Directors:
Mr. Devitt	24,141	35,090	*
Dr. Ferrante	0	0	*
Mr. Forsyth	21,284	40,750	*
Ms. Fosler	30,916	25,090	*
Dr. Gavin	24,046	40,750	*
Dr. Hockmeyer	10,709	33,310	*
Dr. Nader	0	0	*
Mr. Stroucken(5)	16,347	40,750	*

Named Executive Officers:
Dr. Hantson	47,533	456,682	*
Mr. Hombach(6)	32,312	398,153	*
Mr. Edwards	0	0	*
Mr. Goff	9,580	113,079	*
All directors and executive officers as a group (19 persons)(7)	298,507	1,482,403	*

*	None of the holdings represents holdings of more than 1% of Baxalta’s outstanding common stock.
(1)	For a description of certain voting arrangements relating to the shares of Baxalta’s common stock retained by Baxter, see Item 13 of our Annual Report on Form 10-K, incorporated by reference herein, under the section entitled “Certain Relationships and Related Person Transactions—Agreements with Baxter—Shareholder’s and Registration Rights Agreement.”
(2)	Based on information obtained from a Schedule 13G filed with the SEC on February 9, 2016 by BlackRock, Inc. (BlackRock) on behalf of itself and its wholly owned subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management, Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, BlackRock Life Limited and Xulu, Inc. BlackRock reported that as of December 31, 2015 it had sole voting power with respect to 33,595,330 shares of our common stock and sole dispositive power with respect to 38,437,301 shares of our common stock, and that the shares are beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The number of shares held by BlackRock and its related entities may have changed since the filing of the Schedule 13G.
(3)	These amounts include shares over which the person currently holds voting and/or investment power.
(4)	Amount of shares includes options that are exercisable as of February 29, 2016 and options which become exercisable within 60 days thereafter.
(5)	Includes 696 shares not held directly by Mr. Stroucken but in a family trust of which he is a beneficial owner.
(6)	Includes 24,814 options which are owned by Mr. Hombach in a constructive trust and as to which he disclaims beneficial ownership.
(7)	Includes 1,094 shares beneficially owned as of February 29, 2016 by executive officers in Baxalta’s tax-qualified section 401(k) plan, over which such executive officers have voting and investment power.

DESCRIPTION OF BAXALTA’S CAPITAL STOCK

The following is a summary of the material terms of Baxalta’s capital stock that are contained in Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws. The summary is qualified in its entirety by reference to these documents, which you must read (along with the applicable provisions of Delaware law) for complete information on Baxalta’s capital stock. The amended and restated certificate of incorporation and the amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Baxalta’s authorized capital stock consists of 2.5 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share. Baxalta’s Board of Directors may establish the rights and preferences of the preferred stock from time to time. On June 29, 2015, Baxalta designated 10,000,000 shares of preferred stock as the Series A Junior Participating Preferred Stock in connection with the issuance of the Rights (defined below). As of February 29, 2016, 681,241,198 shares of Baxalta’s common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each holder of Baxalta common stock is entitled to one vote for each share on all matters to be voted upon by the holders of Baxalta common stock, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of Baxalta common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Baxalta, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

Holders of Baxalta common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The powers, preferences and rights of the holders of Baxalta common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Baxalta may designate and issue in the future.

Preferred Stock

Under the terms of Baxalta’s amended and restated certificate of incorporation, its Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law (DGCL), and by the amended and restated certificate of incorporation, to issue up to 100 million shares of preferred stock in one or more series without further action by the holders of its common stock. Baxalta’s Board of Directors has the discretion, subject to limitations prescribed by the DGCL and by Baxalta’s amended and restated certificate of incorporation, to determine the powers, preferences and rights and the qualifications, limitations or restrictions thereof, including voting rights, dividend rights, conversion rights, redemption provisions and liquidation preferences, of each series of preferred stock.

Rights Agreement

On June 29, 2015, Baxalta’s Board of Directors declared a dividend distribution of one preferred stock purchase right (a Right) for each outstanding share of common stock. The terms of the Rights are set forth in the Rights Agreement dated as of June 30, 2015 (the rights agreement), by and between Baxalta and Computershare Trust Company, N.A. and Computershare Inc. collectively as rights agent (together, the Rights Agent), which is filed as an exhibit to the registration statement of which this prospectus forms a part. The dividend was paid on June 30, 2015 to Baxter, Baxalta’s sole shareholder of record on June 30, 2015 (the Record Date).

The Rights. A Right has been issued with respect to each outstanding share of common stock. Rights will also be issued with respect to all shares of common stock that become outstanding after the Record Date and prior to the earlier of the Distribution Date (as defined below) and the Expiration Date (as defined below). Each Right entitles the holder to purchase from Baxalta one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Baxalta (the Preferred Stock) at a price of $200 per one one-thousandth of a share of Preferred Stock, subject to adjustment (the Purchase Price). Until a Right is exercised, the holder thereof, as such, will have no separate rights as a shareholder of Baxalta, including the right to vote or to receive dividends in respect of Rights.

Acquiring Person. Under the rights agreement, an Acquiring Person is any person or group (other than Baxalta and certain other exempt persons), together with persons affiliated or associated with such person, who is or becomes the beneficial owner of 10% or more of the outstanding shares of common stock, other than as a result of (a) preexisting beneficial ownership of 10% or more, (b) repurchases of stock by Baxalta or (c) certain inadvertent actions by institutional or certain other shareholders.

Distribution of Rights Certificates. Initially, the Rights will be evidenced by notations on the book-entry interests representing the common stock and not by separate certificates, and the Rights are transferable with and only with shares of common stock. Subject to certain exceptions specified in the rights agreement, the Rights will separate from the common stock on a distribution date (the Distribution Date) which will occur upon the earlier of (i) 10 business days following a public announcement that a person has become an Acquiring Person (the Stock Acquisition Date) and (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (Right Certificates) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and the separate Right Certificates alone will evidence the Rights. Except as otherwise determined by the Board, only shares of common stock issued prior to the Distribution Date will be issued with the Rights.

Exercise Period. The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on May 1, 2016 (the Expiration Date), unless earlier redeemed, exchanged or terminated as described below.

Flip-In Trigger. In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Baxalta) having a value equal to two times the Purchase Price of the Right. Rights that are beneficially owned by any Acquiring Person and certain related persons and transferees will be null and void. However, Rights are not exercisable for 10 business days following the occurrence of the event set forth above.

For example, at a Purchase Price of $200 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $400 worth of common stock (or other consideration, as noted above) for $200.

Flip-Over Trigger. In the event that, at any time following the Stock Acquisition Date, (i) Baxalta engages in a merger or other business combination transaction in which Baxalta is not the surviving corporation, (ii) Baxalta engages in a merger or other business combination transaction in which Baxalta is the surviving corporation and the common stock is changed or exchanged or (iii) 50% or more of Baxalta’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “Triggering Events.”

Exchange Feature. At any time after a person has become an Acquiring Person, but before a person has acquired beneficial ownership of 50% or more of the outstanding common stock, the Board may exchange the Rights (other than Rights held by an Acquiring Person and certain related persons and transferees, which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Preferred Stock, per Right, subject to adjustment.

Equitable Adjustments. The Purchase Price payable, and the number of units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock and (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. Baxalta will not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock), and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Redemption of Rights. At any time prior to the earlier to occur of (i) the Stock Acquisition Date or (ii) May 1, 2016, Baxalta may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Amendment of Rights. Any of the provisions of the rights agreement may be amended by the Board prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the rights agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the rights agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the rights agreement that may be defective or inconsistent with any other provision therein.

Preferred Stock. The Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $1 per share and 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment equal to the greater of $1,000 per share and 1,000 times the payment made per share of common stock. Each share of Preferred Stock will have 1,000 votes per share, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock.

Anti-Takeover Effects. The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Baxalta on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to the occurrence of a Triggering Event, because until such time the Rights may generally be redeemed by Baxalta at $0.001 per Right.

Amendment to Rights Agreement. On January 11, 2016, in connection with entering into the merger agreement, Baxalta entered into an amendment (the rights amendment) to the rights agreement, which provides that, among other things, (i) none of Shire, Merger Sub or any of their subsidiaries, affiliates or associates is an Acquiring Person as a result of the merger agreement and the transactions contemplated thereby, (ii) a Distribution Date or a

Stock Acquisition Date does not occur, in each case, as a result of the merger agreement and the transactions contemplated thereby and (iii) the Expiration Date is amended to be the earlier of May 1, 2016 and the merger closing date immediately prior to the effective time of the merger.

The rights amendment also provides that if for any reason the merger agreement is terminated in accordance with its terms, the rights amendment will be of no further force and effect and the rights agreement shall remain exactly the same as it existed immediately prior to the execution of the rights amendment.

Anti-Takeover Effects of Various Provisions of Delaware Law and Baxalta’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

In addition to the rights described above under “—Rights Agreement,” provisions of the DGCL and Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire Baxalta by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that its Board of Directors may consider inadequate and to encourage persons seeking to acquire control of the company to first negotiate with Baxalta’s Board of Directors. Baxalta believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. Baxalta is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Baxalta’s Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Baxalta’s shareholders.

Classified Board. Baxalta’s amended and restated certificate of incorporation provides that its Board of Directors is to be divided into three classes. The directors in the first of the three classes have terms expiring at the 2016 annual meeting of shareholders. The directors in the second of the three classes have terms expiring at the 2017 annual meeting of shareholders, and the directors in the third of the three classes have terms expiring at the 2018 annual meeting of shareholders. Commencing with the 2016 annual meeting of shareholders, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Baxalta’s amended and restated bylaws provide that at any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with incumbent directors not receiving a majority of the votes cast required to tender their resignations for consideration by the Board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election. Under the classified Board provisions, it would take at least two elections of directors for any individual or group to gain control of Baxalta’s Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Baxalta.

Removal of Directors. Baxalta’s amended and restated certificate of incorporation provides that its shareholders may only remove its directors for cause.

Amendments to Certificate of Incorporation. Baxalta’s amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of its voting stock then outstanding is required to amend certain provisions, including relating to the number, term and removal of its directors, the filling of its Board vacancies, the calling of special meetings of shareholders, shareholder action by written consent, director and officer indemnification, and the amendment, adoption, alternation or repeal of Baxalta’s amended and restated bylaws.

Amendments to Bylaws. Baxalta’s amended and restated bylaws provide that they may be amended, adopted, altered or repealed by Baxalta’s Board of Directors or may be amended or repealed by the affirmative vote of holders of at least 80% of Baxalta’s shares present in person or by proxy and entitled to vote on the matter at any meeting of the shareholders if notice of such proposed amendment or repeal is contained in the notice of such meeting.

Size of Board and Vacancies. Baxalta’s amended and restated certificate of incorporation provides that the number of directors on its Board of Directors will be fixed exclusively by its Board of Directors at a number of directors not less than four (4) and not more than thirteen (13). Any vacancies created in its Board of Directors resulting from any increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Baxalta’s Board of Directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Shareholder Meetings. Baxalta’s amended and restated certificate of incorporation provides that only the chairman of its Board of Directors, its chief executive officer or its Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors may call special meetings of Baxalta shareholders. Shareholders may not call special shareholder meetings.

Shareholder Action by Written Consent. Baxalta’s amended and restated certificate of incorporation expressly eliminates the right of its shareholders to act by written consent. Shareholder action must take place at a duly called annual meeting or a special meeting of Baxalta shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Baxalta’s amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its Board of Directors or a committee of its Board of Directors.

No Cumulative Voting. The DGCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Baxalta’s amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock. The authority of Baxalta’s Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Baxalta’s company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Baxalta’s Board of Directors is able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The DGCL authorizes corporations to eliminate or limit the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Baxalta’s amended and restated certificate of incorporation includes such an exculpation provision. Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that require Baxalta to indemnify, to the fullest extent allowable under the DGCL, the directors and officers of Baxalta or any of its subsidiaries. Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws also provide that Baxalta must pay the expenses incurred by the indemnified person in defending or otherwise participating in any proceeding in advance of its final disposition, subject to Baxalta’s receipt of an undertaking from the indemnified party that such party will repay such amount if it is ultimately determined that such party is not entitled to be indemnified by Baxalta. Baxalta’s amended and restated certificate of incorporation expressly authorizes Baxalta to carry insurance to protect Baxalta’s directors and officers against liability asserted against them or incurred by them in any such capacity.

The limitation of liability and indemnification provisions in Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Baxalta’s directors and officers, even though such an action, if successful, might otherwise benefit Baxalta and its shareholders. However, these provisions do not limit or eliminate Baxalta’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, investments in Baxalta may be adversely affected to the extent that, in a class action or direct suit, the company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exclusive Forum

Baxalta’s amended and restated certificate of incorporation provides that unless the Board of Directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Baxalta, any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer of Baxalta to Baxalta or Baxalta’s shareholders, creditors or other constituents, any action asserting a claim against Baxalta or any current or former director or officer of Baxalta arising pursuant to any provision of the DGCL or Baxalta’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Baxalta or any current or former director or officer of Baxalta that relates to the internal affairs or governance of Baxalta that arises under or by virtue of the laws of the State of Delaware. However, if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another state court sitting in the State of Delaware.

Authorized but Unissued Shares

Baxalta’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval unless otherwise required by applicable law, including any stock exchange requirement. Baxalta may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Baxalta by means of a proxy contest, tender offer, merger or otherwise.

Listing

Baxalta’s common stock is listed on the NYSE under the symbol “BXLT.”

Transfer Agent and Registrar

The transfer agent and registrar for Baxalta’s common stock is Computershare:

Computershare

P.O. Box 30170

College Station, TX 77842-3170

(866) 433-8297

www.computershare.com/investor

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. However, the summary does not address the consequences of a disposition of our common stock in the merger or any other aspect of the merger. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be subject to different interpretations or changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances, including the impact of the unearned income Medicare contribution tax. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	certain United States expatriates;

•	persons subject to the alternative minimum tax or the tax on net investment income;

•	shareholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	shareholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	shareholders that are partnerships or entities or arrangements treated as partnerships for United States federal income tax purposes, or other pass-through entities, or owners thereof;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•	dealers in securities or foreign currencies; and

•	traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

We have not sought any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions

When we make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under “Gain on Disposition of Common Stock.” Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an appropriate successor form), properly certifying eligibility for the reduced rate. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. The non-U.S. holder’s agent will then be required to provide certification to us, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person. In such case, we will not have to withhold United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person. In addition, a non-U.S. holder described in the first bullet point immediately above that is a corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty, as adjusted for certain items.

A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the disposition, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

With respect to our status as a USRPHC, we believe that we currently are not and do not expect to become a USRPHC for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock and regarding potentially applicable income tax treaties that may provide for different rules.

Federal Estate Tax

If you are an individual, common stock owned or treated as owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person (as defined in the Code), and the payor does not have actual knowledge or reason to know that such holder is a United States person, or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined in the Code), and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or such non-U.S. holder otherwise establishes an exemption. The non-U.S. holder’s certification requirement will generally be satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or appropriate successor form).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the regulations thereunder (generally referred to as “FATCA”) generally impose a withholding tax of 30% on any dividends on our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders, as well as certain account holders that are foreign entities with U.S. owners) or is otherwise exempt. FATCA also imposes a withholding tax of 30% on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect U.S. owners of the entity. Finally, beginning January 1, 2019, IRS guidance indicates withholding of 30% also generally will apply to the gross proceeds of a disposition of our common stock paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Withholding under FATCA is imposed on payments to foreign financial institutions and other applicable payees whether they receive such payments in the capacity of an intermediary or for their own account. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes. Foreign financial institutions and other entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our stock.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING (CONFLICTS OF INTEREST)

Underwriting

The common stock described in this prospectus is being offered through J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC, who are the underwriters of this offering. We, the selling shareholders and the underwriters will enter into an underwriting agreement, dated the date of this prospectus. Subject to the terms and conditions of the underwriting agreement, the selling shareholders have agreed to sell to the underwriters for cash, and the underwriters have agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Total

The underwriters are committed to purchase all of the shares of the common stock offered by the selling shareholders if they purchase any shares.

The underwriters propose to offer the common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. If all of the shares of common stock have not been sold at the public offering price, the offering price and other selling terms may be changed by the underwriters.

The public offering of the common stock will be made in the United States. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling shareholders per share of common stock. The underwriting discounts and commissions are $         per share. The following table shows the per-share and total underwriting paid to the underwriters by the selling shareholders.

Per Share	$
Total(1)	$

(1)	The selling shareholders will acquire the total number of shares being sold in this offering from Baxter in the debt-for-equity exchange. The pricing with respect to the debt-for-equity exchange will (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component.

We estimate that the total expenses of this offering, including registration fees, printing fees, and legal and accounting expenses, but excluding the underwriting discount, will be approximately $900,000, all of which will be paid by the company, except for any fees, disbursements, and expenses of Baxter’s counsel and accountants incurred by it in connection with the debt-for-equity exchange, which will be paid by Baxter.

It is expected that delivery of the shares in this offering will be made against payment therefor by purchasers in this offering on or about                     , 2016, which is the second business day following the pricing date of the shares (such settlement cycle being referred to as T+2). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the Exchange Act), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will be expected to pay for their shares within two business days of the pricing date.

Each of us, our directors, our executive officers and Baxter has agreed that, for 30 days after the date of this prospectus, we and they will not, subject to certain exceptions, directly or indirectly (i) offer, pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any other equity or equity-linked securities of, or any securities convertible into or exercisable or exchangeable for shares of our common stock or any other equity or equity-linked securities of, the company (collectively, Baxalta Subject Securities), (ii) publicly disclose or, in the case of Baxalta and its directors and officers, engage in discussions concerning the intention to make any such offer, pledge, issuance, sale or disposition with respect to, or, in the case of Baxalta, filing of any registration statement under the Securities Act relating to, the Baxalta Subject Securities, (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Baxalta Subject Securities or (iv) file with the SEC or cause to become effective any registration statement under the Securities Act relating to, or, in the case of only Baxter, make any demand for or exercise any right with respect to the registration with the SEC of, any Baxalta Subject Securities, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any Baxalta Subject Securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC. In addition, Shire has agreed to similar lock-up restrictions with respect to the Shire Securities for a period of 30 days after the date of this prospectus.

Notwithstanding the above, the lock-up agreement applicable to Baxalta will not apply to (A) the shares of our common stock to be sold pursuant to this offering, (B) the filing of any registration statement contemplated by the letter agreement, (C) the issuance by Baxalta of any Baxalta Subject Securities upon the exercise of any option, outstanding on the date hereof under Baxalta’s existing equity incentive plans, or the vesting of any previously issued restricted stock, restricted stock units or performance stock units outstanding on the date of this prospectus under Baxalta’s existing equity incentive plans, (D) the grant of stock options, stock, restricted stock units or performance stock units pursuant to Baxalta’s existing equity incentive plans in effect on the date of this prospectus or (E) the filing of one or more registration statements with the SEC with respect to any Baxalta Subject Securities issued or issuable under any of Baxalta’s existing equity incentive plans in effect on the date hereof.

The lock-up agreement applicable to Baxter will not apply to, among other things, (A) the shares of Baxalta common stock to be exchanged by Baxter with the selling shareholders in connection with the debt-for-equity exchange described herein, (B) the contribution of shares of Baxalta common stock to the Baxter U.S. pension plan in an amount not to exceed $750 million and (C) the delivery of demand notices and exercise of registration rights by Baxter with respect to the registration of shares of Baxalta Subject Securities pursuant to the shareholder’s and registration rights agreement, as modified by the letter agreement.

Notwithstanding the above, the lock-up agreement applicable to our directors and executive officers will not apply to (A) transfers of shares of our common stock as bona fide gifts; (B) certain transfers either during the holder’s lifetime or on death by will or intestacy or to a trust; (C) transfers by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (D) the exercise of any option to purchase shares of our common stock or the vesting of any restricted stock unit or performance share unit in accordance with its terms, provided that securities received upon such exercise or vesting will be subject to the terms of the lock-up agreement; (E) the forfeiture of shares of our common stock to satisfy any income, employment or social security tax withholding and remittance obligations in connection with the vesting during the “lock-up” period of restricted stock units or performance share units; (F) the establishment of a trading plan complying with Rule 10b5-1 under the Exchange Act for the sale or transfer of shares, provided that such plan does not provide for the sale or transfer of shares of our common stock during the “lock-up” period; or (G) sales of our common stock pursuant to any trading plan complying with Rule 10b5-1 under the Exchange Act entered into by the holder prior to the date of this prospectus or pursuant to any amendment or replacement of any such plan, so long as the number of shares subject to such original plan is not increased, subject, in the each of cases (A) through (G) above, to certain conditions.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “BXLT.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing, and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain, or otherwise affect the price of the common stock.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Conflicts of Interest and Relationships

This offering is being conducted in accordance with the applicable provisions of Rule 5121 of the FINRA Conduct Rules. The underwriters will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii) by virtue of their role as selling shareholders because all of the net proceeds of this offering will be received by the selling shareholders. As such, the underwriters will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the transaction from the account holder. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA Rule 5121(f)(3), exists.

The underwriters and certain of their affiliates have provided in the past to the company, Baxter and their respective affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, Baxter and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, certain of the underwriters and certain affiliates of the underwriters serve as lenders, co-lead arrangers, joint bookrunners and/or administrative agent under each of Baxalta’s $1.2 billion senior revolving credit facility maturing in 2020 and Baxalta’s €200 million multi-currency senior revolving credit facility maturing in 2020. In addition, certain of the underwriters and certain affiliates of the underwriters serve as lenders, co-lead arrangers, bookrunners and/or administrative agent under each of Baxter’s $1.5 billion five-year revolving credit agreement dated July 1, 2015 and Baxter’s €200 million five-year revolving credit agreement dated July 1, 2015, and previously acted in such capacities under Baxter’s 364-Day Credit Agreement dated December 10, 2014, as amended, which was terminated (effective as of January 27, 2016) in connection with the consummation of the debt-for-equity exchange between Baxter and an affiliate of J.P. Morgan Securities LLC, one of the selling shareholders. J.P. Morgan Securities LLC acted as the sole underwriter in connection with the January 2016 secondary public offering of shares of Baxalta common stock pursuant to a Baxalta registration statement and received $34,135,107 in underwriting discounts and commissions, and certain of the underwriters acted as initial purchasers in connection with Baxalta’s June 2015 issuance of $5 billion aggregate principal amount of senior notes for an aggregate offering price of $4.98 billion (before underwriting discounts of approximately $30 million) pursuant to Rule 144A and Regulation S under the Securities Act. The underwriters have also provided financial advisory services to Baxter in connection with the separation and distribution. Additionally, from time to time, the underwriters and their affiliates engage in interest and exchange rate hedging and other trading activities with Baxter. These activities do not involve our common stock or the indebtedness of Baxter to be exchanged in the debt-for-equity exchange. From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers and hold on behalf of themselves or their customers, long or short positions in Baxalta’s or its affiliates’ debt or equity securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Debt-for-Equity Exchange

Baxter and the selling shareholders will enter into a debt-for-equity exchange agreement as of the date of this prospectus. The selling shareholders are J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC, who are also the underwriters in this offering. Under the debt-for-equity exchange agreement, on the date of this prospectus, Baxter will exchange the shares of common stock to be sold in this offering for certain indebtedness of Baxter. The selling shareholders will then sell those shares pursuant to this offering for cash.

The indebtedness of Baxter that is owned by the selling shareholders and available for use in the debt-for-equity exchange has an aggregate principal amount of $2.2 billion. The amount of such indebtedness of Baxter owned by the selling shareholders is sufficient to acquire from Baxter pursuant to the debt-for-equity exchange all of the shares of common stock to be sold in this offering. The pricing with respect to the debt-for-equity exchange will (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component. The selling shareholders will acquire and sell the shares as principal for their own accounts, rather than on Baxter’s behalf. Under the debt-for-equity exchange agreement described above, the selling shareholders will become the owners of our shares of common stock they acquire in the debt-for-equity exchange as of the date of this prospectus. The selling shareholders, and not Baxalta or Baxter, will receive the net proceeds from the sale of the shares in this offering.

Under U.S. federal securities laws, the selling shareholders will be deemed to be the underwriters with respect to any shares of common stock that they acquire in the debt-for-equity exchange and sell in this offering; however, references to the underwriters in this prospectus refer only to the underwriters listed in the first paragraph of this “Underwriting (Conflicts of Interest)” section. Baxter may be deemed to be a selling shareholder solely for U.S. federal securities law purposes with respect to any shares of common stock that the selling shareholders acquire from Baxter in the debt-for-equity exchange and sell in this offering.

The selling shareholders will pay their own expenses and discounts in connection with the shares acquired by them in the debt-for-equity exchange.

Selling Restrictions

General

Other than in the United States, no action has been taken by us, Baxter, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares of common stock has only been communicated or caused to be communicated and will only be communicated or cause to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Member State.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under Section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The contents of this prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus does not constitute an offer or invitation to the public in Hong Kong to acquire the securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purposes of issue, this prospectus or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) (SFO) and the subsidiary legislation made thereunder); or in circumstances which do not result in this prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (CO); or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this prospectus has been delivered, and a subscription for securities will only be accepted from such person. No person to whom a copy of this prospectus is issued may issue, circulate or distribute this prospectus in Hong Kong, or make or give a copy of this prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) and, accordingly, no share may be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except under circumstances which will result in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (SFA) by the Monetary Authority of Singapore, and the offer of the securities in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the securities may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than: (a) to an institutional investor as defined in Section 4A of the SFA (an Institutional Investor) pursuant to Section 274 of the SFA; (b) to an accredited investor as defined in Section 4A of the SFA (an Accredited Investor) or other relevant person as defined in Section 275(2) of the SFA (a Relevant Person), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the securities are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the securities except:

i.	to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

ii.	where no consideration is or will be given for the transfer; or

iii.	where the transfer is by operation of law.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

WHERE YOU CAN FIND MORE INFORMATION

Baxalta has filed a registration statement on Form S-1 with the SEC with respect to the shares of Baxalta common stock being offered as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Baxalta and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 or by accessing the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

Baxalta is subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and by accessing the website of the SEC referred to above.

Shire is also subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and by accessing the website of the SEC referred to above. See “The Proposed Merger—Information About Shire.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference the documents filed by Baxalta listed below:

•	Baxalta’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 3, 2016; and

•	Baxalta’s Current Report on Form 8-K filed with the SEC on January 11, 2016.

By incorporating by reference our Annual Report on Form 10-K and our Current Report on Form 8-K specified above, we can disclose important information to you by referring you to our Annual Report on Form 10-K and our Current Report on Form 8-K, which are considered part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or telephoning us at the following address:

Corporate Secretary

Baxalta Incorporated

1200 Lakeside Drive

Bannockburn, Illinois 60015

224-940-2000

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

LEGAL MATTERS

Stephanie D. Miller, Baxalta’s Senior Vice President, Associate General Counsel and Corporate Secretary, and Mayer Brown LLP will pass upon certain legal matters for us with respect to this offering. Ms. Miller owns shares of, and options on, Baxalta common stock, both directly and as a participant in various stock and employee benefit plans. Baxter is being represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP. The selling shareholders and the underwriters are being represented in connection with this offering by Sidley Austin LLP, Chicago, Illinois. Sidley Austin LLP has represented Baxter and Baxalta from time to time on various legal matters unrelated to this offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GLOSSARY OF SCIENTIFIC TERMS

Below is a list of additional scientific terms and their respective meanings which are used throughout this prospectus.

Acquired Hemophilia A: A rare, potentially life-threatening bleeding disorder, which, unlike congenital hemophilia, typically affects older adults and occurs in both males and females. In acquired hemophilia A, individuals typically experience subcutaneous, soft tissue, and post-surgical bleeding. The comorbidities in this typically elderly population also pose a particular challenge to treat serious bleeding episodes.

Biologics: Medical products made from a variety of natural sources (human, animal or microorganism) intended to treat diseases and medical conditions or used to prevent or diagnose diseases; products include vaccines, blood and blood products, allergenic extracts, human cells and tissues, gene therapies and cellular therapies.

Biosimilars: A biological product that is highly similar to a U.S.-licensed reference biological product notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity, and potency of the product.

Extended Half-Life: Prolonged circulation of the replacement clotting factor therapy in the body.

Hemophilia A: The most common type of hemophilia which occurs when clotting factor VIII (fVIII), a naturally occurring protein in blood that controls bleeding, is not present in sufficient amounts or is absent. Without enough fVIII, people with hemophilia can experience spontaneous, uncontrolled internal bleeding that is painful, debilitating, damaging to joints and potentially fatal.

Hemophilia B: The second most common type of hemophilia (also known as Christmas disease) and the result of insufficient amounts of clotting factor IX, a naturally occurring protein in blood that controls bleeding. Hemophilia B is often a debilitating, chronic disease with complications that include bleeding episodes, hemophilic arthropathy (bleeding into a joint) and hospitalization.

Hyaluronidase: A naturally occurring enzyme that temporarily locally degrades hyaluronan (a naturally occurring space-filling, gel-like substance that is a major component of normal tissues throughout the body, such as skin and cartilage, and abnormal tissues, such as tumors) thereby facilitating the penetration and diffusion of other drugs and fluids that are injected under the skin.

Hypoalbumenia: A medical condition where levels of albumin in blood serum are abnormally low.

Hypogammaglobulinemia: Type of primary immunodeficiency disease with a predisposition toward infections that normally are defended against by antibody responses.

Hypovolemia: An abnormal decrease in the volume of blood plasma.

Inhibitor Management Therapy: The development of neutralizing antibodies (inhibitors) to factor VIII (fVIII) or factor IX (fIX) is the most significant complication of hemophilia treatment. The major morbidity that results from the development of an inhibitor in patients with hemophilia is bleeding that is difficult to treat. Inhibitor management relies initially on immune tolerance induction, particularly in patients with severe Hemophilia A. Failing that, management depends on hemostatic therapies that bypass the missing clotting factor. Bypassing agents treat bleeding by producing thrombin via pathways that do not require fVIII or fIX, and include recombinant factor VIIa and activated prothrombin complex concentrates.

Multifocal Motor Neuropathy (MMN): A rare, auto immune-mediated disorder characterized by slowly progressive, asymmetric, distal weakness of one or more limbs, most commonly starting with the arms, leading to significant difficulty with simple manual tasks. MMN is caused by disorder/malfunctions in the conduction pathway of motor nerves, limiting transmission of electrical impulses and if left untreated, often progresses to more severe weakness, including muscle atrophy, involuntary twitching and cramps.

Pharmacokinetic: The rate and extent to which a drug’s active ingredient is made available to the body and the way it is distributed in, metabolized by, and eliminated from the human body.

Primary Immunodeficiency (PID): A group of over 150 diseases in which part of the body’s immune system is missing or does not function properly. Normally, the immune system protects the body from pathogenic microorganisms like bacteria, viruses, and fungi, which can cause infectious diseases. When any part of a person’s immune system is absent or dysfunctional, they are more likely to become infected and may take longer to recover from infections. When a defect in the immune system is inherited, it is called primary immunodeficiency.

von Willebrand Disease (VWD): An autosomal genetic disorder related to quantitative deficits and/or qualitative defects of von Willebrand Factor, the result of which is impaired hemostasis. It is the most common hereditary coagulation disorder. Many people who have VWD may experience mild symptoms, but some patients can experience severe bleeding events similar to bleeding experienced by patients with hemophilia.

$2,340,071,679

Baxalta Incorporated

Common Stock

Prospectus

                    , 2016

J.P. Morgan

BofA Merrill Lynch Credit Suisse UBS Investment Bank

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$242,687
Legal fees and expenses	$300,000
Accounting fees and expenses	$150,000
Printing expenses	$175,000
Registrar and Transfer Agent fees	$5,000
Miscellaneous	$27,313

Total	$900,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Baxalta’s amended and restated certificate of incorporation includes such an exculpation provision. Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that require Baxalta to indemnify, to the fullest extent allowable under the DGCL, the directors and officers of Baxalta or any of its subsidiaries. Baxalta’s amended and restated certificate of incorporation and amended and restated bylaws also provide that Baxalta must pay the expenses incurred by the indemnified person in defending or otherwise participating in any proceeding in advance of its final disposition, subject to Baxalta’s receipt of an undertaking from the indemnified party that such party will repay such amount if it is ultimately determined that such party is not entitled to be indemnified by Baxalta. Baxalta’s amended and restated certificate of incorporation expressly authorizes Baxalta to carry insurance to protect Baxalta’s directors and officers against liability asserted against them or incurred by them in any such capacity.

The registrant has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements, the registrant will be obligated, to the fullest extent authorized by the DGCL, to indemnify such directors and officers against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant or were officers, directors, employees or agents of any other corporation or enterprise of which they were serving at the request of the registrant. The registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

In connection with the formation of Baxalta on September 8, 2014, Baxalta issued 100 shares of its common stock to Baxter pursuant to Section 4(a)(2) of the Securities Act. Baxalta did not register this issuance of shares under the Securities Act because such issuance did not constitute a public offering. On June 23, 2015, Baxalta issued $5 billion aggregate principal amount of senior notes for an aggregate offering price of $4.98 billion (before underwriting discounts of approximately $30 million). The notes were sold to a group of initial purchasers for whom Citigroup Global Markets Inc., Goldman Sachs & Co., J.P. Morgan Securities LLC and

UBS Securities LLC acted as representatives pursuant to Section 4(a)(2) of the Securities Act and resold by the initial purchasers (a) within the United States to “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) and (b) outside the United States in reliance upon Regulation S under the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index.

(b) Financial Statement Schedules

None.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on March 15, 2016.

Baxalta Incorporated.
By:	/s/ Ludwig N. Hantson
Name: Ludwig N. Hantson, Ph.D.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on March 15, 2016.

Signature	Title

* Ludwig N. Hantson, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)

* Robert J. Hombach	Executive Vice President, Chief Financial Officer and Chief Operations Officer (principal financial officer)

* John A. McCoy	Senior Vice President and Controller (principal accounting officer)

* Wayne T. Hockmeyer, Ph.D.	Chairman of the Board

* Blake E. Devitt	Director

* Karen J. Ferrante, M.D.	Director

* John D. Forsyth	Director

* Gail D. Fosler	Director

* James R. Gavin III, M.D., Ph.D.	Director

* Francois Nader, M.D.	Director

Signature	Title

* Albert P.L. Stroucken	Director

* By:	/s/ Stephanie D. Miller
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1	Separation and Distribution Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
2.2	Agreement and Plan of Merger, dated as of January 11, 2016, among Shire plc, BearTracks, Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of Baxalta Incorporated, filed January 11, 2016).
3.1	Amended and Restated Certificate of Incorporation of Baxalta Incorporated (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
3.2	Certificate of Designation of Series A Junior Participating Preferred Stock of Baxalta Incorporated (incorporated by reference to Exhibit 3.1 to Baxalta Incorporated’s Registration Statement on Form 8-A filed June 30, 2015).
3.3	Amended and Restated Bylaws of Baxalta Incorporated (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
4.1	Shareholder’s and Registration Rights Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
4.2	Indenture between Baxalta Incorporated and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of June 23, 2015 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of Baxalta Incorporated, filed June 23, 2015).
4.3	First Supplemental Indenture, to the Indenture dated as of June 23, 2015, between Baxalta Incorporated and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of June 23, 2015 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of Baxalta Incorporated, filed June 23, 2015).
4.4	Registration Rights Agreement, dated as of June 23, 2015, by and among Baxalta Incorporated, Baxter International Inc. and Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and UBS Securities LLC as representatives of the Initial Purchasers (incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K of Baxalta Incorporated, filed June 23, 2015).
4.5	Rights Agreement, dated as of June 30, 2015, by and between Baxalta Incorporated and Computershare Trust Company, N.A. and Computershare Inc. collectively as Rights Agent (incorporated by reference to Exhibit 4.1 to Baxalta Incorporated’s Registration Statement on Form 8-A filed June 30, 2015).
4.6	Amendment to Rights Agreement, dated as of January 11, 2016, among Baxalta Incorporated, Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of Baxalta Incorporated, filed January 11, 2016).
5.1*	Opinion of Stephanie D. Miller.
C 10.1	Form of Severance Agreement (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Registration Statement on Form 10 of Baxalta Incorporated, filed April 10, 2015).
10.2	Transition Services Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
10.3	Tax Matters Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
10.4	Manufacturing and Supply Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).

Exhibit No.	Description
10.5	Employee Matters Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
10.6	Trademark License Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
10.7	International Commercial Operations Agreement, dated as of June 30, 2015, by and among Baxalta World Trade LLC, Baxalta GmbH, Baxalta Holding B.V., Baxter World Trade Corporation, Baxter Healthcare SA and Baxter Holding B.V. (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
10.8	Long Term Services Agreement, dated as of June 30, 2015, by and between Baxter International Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
10.9	Galaxy License Agreement, dated as of June 30, 2015, by and among Baxter International Inc., Baxter Healthcare SA and Baxalta Incorporated (incorporated by reference to Exhibit 10.8 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
C 10.10	Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form 10 of Baxalta Incorporated, filed April 10, 2015).
10.11	Office Lease Agreement, dated February 20, 2015, between Hub Mid-West LLC and Baxter Healthcare Corporation (incorporated by reference to Exhibit 10.11 to Amendment No. 4 to the Registration Statement on Form 10 of Baxalta Incorporated, filed May 29, 2015).
C 10.12	Baxalta Incorporated 2015 Incentive Plan (incorporated by reference to Exhibit 4.1 to Baxalta Incorporated’s Registration Statement on Form S-8, File No. 333-205329 filed June 29, 2015).
10.13	Five-Year Credit Agreement, dated as of July 1, 2015, among Baxalta Incorporated as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent and certain other financial institutions named therein (incorporated by reference to Exhibit 10.9 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
C 10.14	2015 Baxalta Incorporated Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.10 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
C 10.15	Baxalta Incorporated Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.11 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
C 10.16	Baxalta Incorporated and Subsidiaries Deferred Compensation Plan (incorporated by reference to Exhibit 4.1 to Baxalta Incorporated’s Registration Statement on Form S-8, File No. 333-205330 filed June 29, 2015).
C 10.17	Baxalta Incorporated and Subsidiaries Supplemental Pension Plan (incorporated by reference to Exhibit 10.15 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
C 10.18	Form of Severance Agreement entered into with executive officers (incorporated by reference to Exhibit 10.16 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
C 10.19	Baxalta Incorporated Equity Plan (incorporated by reference to Exhibit 10.17 to Current Report on Form 8-K of Baxalta Incorporated, filed July 2, 2015).
10.20	Amendment No. 1 to Five-Year Credit Agreement, dated as of November 12, 2015, among Baxalta Incorporated as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent and certain other financial institutions named therein (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q of Baxalta Incorporated, filed November 12, 2015).
C 10.21	Amendment to Form of Severance Agreement entered into with executive officers, effective as of November 11, 2015 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q of Baxalta Incorporated, filed November 12, 2015).

Exhibit No.	Description
10.22	Letter Agreement, dated as of January 11, 2016, among Baxter International Inc., Shire plc and Baxalta Incorporated (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K of Baxalta Incorporated, filed January 11, 2016).
C 10.23	Form of Severance Agreements Amendment between Baxalta Incorporated and certain of Baxalta Incorporated’s executive officers (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K of Baxalta Incorporated, filed January 11, 2016).
21.1	Subsidiaries of Baxalta Incorporated (incorporated by reference to Exhibit 21 to Annual Report on Form 10-K of Baxalta Incorporated, filed March 3, 2016).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Stephanie D. Miller (included in Exhibit 5.1 above).
24.1**	Powers of Attorney (included on signature pages to initial filing of this Registration Statement on Form S-1 on February 3, 2016).

*	Filed herewith.
**	Previously filed.
C	Management contract or compensatory plan or arrangement.